                                                                    EXHIBIT 10.i


                             PEMSTAR INC.
                                 AND
                       TURTLE MOUNTAIN CORPORATION
              AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

                               Table of Contents

Section 1.  DEFINITIONS; ATTACHMENTS                                         1
1.1.   Special Definitions.                                                  1
1.2.   Other Defined Terms.                                                 10
1.3.   Attachments.                                                         10
Section 2.  CREDIT LINE/FINANCE CHARGES/OTHER CHARGES                       10
2.1.   Credit Line.                                                         10
2.2.   A/R Advances.                                                        10
2.3.   Finance and Other Charges.                                           11
2.4.   Customer Account Statements.                                         12
2.5.   Shortfall.                                                           12
2.6.   Application of Payments.                                             12
2.7.   Prepayment and Reborrowing By Customer.                              13
2.8.   Requirements of Law.                                                 13
2.9.   Taxes.                                                               14
Section 3.  CREDIT LINE ADDITIONAL PROVISIONS                               14
3.1.   Ineligible Accounts.                                                 14
3.2.   Reimbursement for Charges.                                           16
3.3.   Lockbox and Special Account.                                         16
3.4.   Collections.                                                         16
3.5.   Application of Remittances and Credits.                              17
3.6.   Power of Attorney.                                                   17
3.7.   Concentration Accounts.                                              18
Section 4.  SECURITY -- COLLATERAL                                          18
4.1.   Grant.                                                               18
4.2.   Further Assurances.                                                  19
Section 5.  CONDITIONS PRECEDENT.                                           19
5.1.   Conditions Precedent to the Effectiveness of this Agreement.         19
5.2.   Conditions Precedent to Each Advance.                                20
Section 6.  REPRESENTATIONS AND WARRANTIES                                  20
6.1.   Organization and Qualifications.                                     20
6.2.   Rights in Collateral; Priority of Liens.                             21
6.3.   No Conflicts.                                                        21
6.4.   Enforceability.                                                      21
6.5.   Locations of Offices, Records and Inventory.                         21
6.6.   Fictitious Business Names.                                           21
6.7.   Organization.                                                        21
6.8.   No Judgments or Litigation.                                          21
6.9.   No Defaults.                                                         21
6.10.  Labor Matters.                                                       22
6.11.  Compliance with Law.                                                 22
6.12.  ERISA.                                                               22
6.13.  Compliance with Environmental Laws.                                  22
6.14.  Federal Regulations                                                  23

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6.15.  Intellectual Property.                                                23
6.16.  Licenses and Permits.                                                 23
6.17.  Investment Company.                                                   23
6.18.  Taxes and Tax Returns.                                                23
6.19.  Status of Accounts.                                                   23
6.20.  Affiliate/Subsidiary Transactions.                                    24
6.21.  Accuracy and Completeness of Information.                             24
6.22.  Recording Taxes.                                                      24
6.23.  Indebtedness.                                                         24
6.24.  Limitations on Lockboxes and Special Accounts.                        24
6.25.  Solvency.                                                             24
6.26.  Security Interest.                                                    24
6.27.  Investment Property.                                                  24
6.28.  Use of Proceeds.                                                      24
Section 7.  AFFIRMATIVE COVENANTS                                            25
7.1.   Financial and Other Information.                                      25
7.2.   Location of Collateral.                                               27
7.3.   Changes in Customer.                                                  27
7.4.   Corporate Existence.                                                  27
7.5.   Payment of Obligations.                                               27
7.6.   ERISA.                                                                27
7.7.   Environmental Matters.                                                27
7.8.   Collateral Books and Records/Collateral Audit.                        28
7.9.   Insurance; Casualty Loss.                                             28
7.10.  Taxes.                                                                29
7.11.  Compliance With Laws.                                                 29
7.12.  Fiscal Year.                                                          29
7.13.  Intellectual Property.                                                29
7.14.  Maintenance of Property.                                              30
7.15.  Collateral.                                                           30
7.16.  Additional Collateral, etc.                                           31
7.17.  Subsidiaries.                                                         33
7.18.  Financial Covenants; Additional Covenants.                            33
Section 8.  NEGATIVE COVENANTS                                               33
8.1.   Liens.                                                                33
8.2.   Disposition of Assets.                                                33
8.3.   Corporate Changes.                                                    33
8.4.   Guaranties.                                                           33
8.5.   Restricted Payments.                                                  34
8.6.   Capital Expenditures.                                                 34
8.7.   Investments.                                                          34
8.8.   Affiliate/Subsidiary Transactions.                                    34
8.9.   ERISA.                                                                34
8.10.  Additional Negative Pledges.                                          35
8.11.  Storage of Collateral with Bailees and Warehousemen.                  35
8.12.  Use of Proceeds.                                                      35
8.13.  Accounts.                                                             35
8.14.  Indebtedness.                                                         35
8.15.  Loans.                                                                35
8.16.  Changes in Accounting Practices.                                      36
8.17.  Hedge Agreements.                                                     36


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8.18.  Clauses Restricting Subsidiary Distributions.                        36
8.19   New Foreign Subsidiaries.                                            36
Section 9.  DEFAULT                                                         36
9.1.   Event of Default.                                                    36
9.2.   Acceleration.                                                        38
9.3.   Remedies.                                                            38
9.4.   Waiver.                                                              39
Section 10. JOINT AND SEVERAL GUARANTY                                      39
Section 11. MISCELLANEOUS                                                   40
11.1.  Term; Termination.                                                   40
11.2.  Indemnification.                                                     41
11.3.  Additional Obligations.                                              41
11.4.  Participations.                                                      41
11.5.  Limitation of Liability.                                             41
11.6.  Alteration/Waiver.                                                   41
11.7.  Severability.                                                        42
11.8.  One Loan.                                                            42
11.9.  Additional Collateral.                                               42
11.10. No Merger or Novations.                                              42
11.11. Paragraph Titles.                                                    42
11.12. Binding Effect; Assignment.                                          42
11.13. Notices; E-Business Acknowledgment.                                  42
11.14. Counterparts.                                                        44
11.15. Submission and Consent to Jurisdiction and Choice of Law.            44
11.16. Jury Trial Waiver.                                                   44
11.17. Participation Assistance.                                            44
Schedule 6.14  Intellectual Property                                        44
Schedule 6.27  Investment Property                                          47


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              AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

       This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement") is hereby made this 29th day of June, 2001, by and between IBM Credit Corporation, a Delaware corporation with a place of business at 5000 Executive Parkway, Ste. 450, San Ramon, CA 94583 ("IBM Credit"), and PEMSTAR INC., a Minnesota corporation with a place of business at 3535 Technology Drive NW, Rochester, MN 55901 ("Customer") and Turtle Mountain Corporation, a North Dakota corporation with its principal place of business at 380 Oak Grove Parkway, St. Paul, MN 55127 ("Turtle Mountain") (Customer and Turtle Mountain collectively the "Credit Parties", individually, a "Credit Party"). This Agreement amends and restates in its entirety that certain Revolving Credit Agreement executed between IBM Credit and Customer on May 5, 2000 (as amended, modified or supplemented from time to time, the "Original Financing Agreement").

                              WITNESSETH

       WHEREAS, Customer has requested that IBM Credit continue to finance certain of its working capital requirements, and IBM Credit is willing to provide such financing to Customer subject to the terms and conditions set forth in this Agreement; and

       WHEREAS, Turtle Mountain wishes to become a Credit Party hereunder; and

       WHEREAS, the Credit Parties and IBM Credit wish to amend and restate the Original Financing Agreement.

       NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Original Financing Agreement is hereby amended and restated in its entirety as follows:

                   Section 1. DEFINITIONS; ATTACHMENTS

1.1. Special Definitions. The following terms shall have the following respective meaning in this Agreement:

"A/R Advance": any loan or advance of funds made by IBM Credit to or on behalf of Customer pursuant to Section 2.2 of this Agreement.

"A/R Advance Date": the Business Day on which IBM Credit makes an A/R Advance under this Agreement.

"Accounts": as defined in the U.C.C. (as defined pursuant to Section 1.2).

"Advance": any loan or other extension of credit by IBM Credit to or on behalf of Customer pursuant to this Agreement including, without limitation, Prime Rate Advances and LIBOR Rate Advances.

"Affiliate": with respect to any Person, any other Person (the "Affiliate") meeting one of the following: (i) at least 10% of the Affiliate's equity is owned, directly or indirectly, by such Person; (ii) at least 10% of such Person's equity is owned, directly or indirectly, by the Affiliate; or (iii) at least 10% of such Person's equity and at least 10% of the Affiliate's equity is owned, directly or indirectly, by the same Person or Persons. All of the Credit Parties's officers, directors, joint venturers, and partners shall also be deemed to be Affiliates of Customer for purposes of this Agreement.

"Agreement": as defined in the caption.

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"Applicable Finance Charge": with respect a LIBOR Advance, LIBOR plus the
Applicable Margin determined as of the date when such Advance is made; or with respect to a Prime Rate Advance, Prime Rate plus Applicable Margin determined as of the date when such Advance is made.

"Applicable Margin": shall mean that Prime Rate Margin with respect a Prime Rate Advance or LIBOR Margin with respect to a LIBOR Advance.

"Average Daily Balance": for each Advance for a given period of time, the sum of the unpaid principal of such Advance as of each day during such period of time, divided by the number of days in such period of time.

"Auditors": a nationally recognized firm of independent certified public accountants selected by Customer and reasonably satisfactory to IBM Credit.

"Available Credit": at any time, (1) the Maximum Advance Amount less (2) the Outstanding Advances at such time.

"Bloomberg": shall mean the on-line financial service provided by Bloomberg, L.P. or any successor financial services company.

"Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Borrowing Base": as defined in Attachment A.

"Business Day": any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are generally closed or on which IBM Credit is closed.

"Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

"Celestica": shall mean Celestica Inc.

"Closing Date": the date on which the conditions precedent to the effectiveness of this Agreement set forth in Section 5.1 hereof are satisfied or waived in writing by IBM Credit.

"Code": the Internal Revenue Code of 1986, as amended or any successor statute.

"Collateral": as defined in Section 4.1.

"Collateral Management Report": a report to be delivered by Customer to IBM Credit from time to time, as provided herein, signed by the chief executive officer or chief financial officer of Customer, substantially in the form and detail of Attachment E hereto, detailing and certifying, among other items: a summary of the Credit Parties's inventory on hand financed by IBM Credit and each Credit Parties's Eligible Accounts, the amounts and aging of all of the Credit Parties's Accounts, the amounts and aging of the Credit Parties's accounts payable as of a specified date, all of the Credit Parties's IBM Credit borrowing activity during a specified period and the total amount of the Borrowing Base as well as Outstanding A/R Advances, Available Credit and any Shortfall Amount as of a specified date.

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"Commercial Tort Claim": a claim arising in tort with respect to which (a) the claimant is an organization or (b) the claimant is an individual and the claim
(i) arose in the course of the claimant's business or profession and (ii) does not include damages arising out of personal injury to or the death of an individual.

"Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with any Credit Party within the meaning of Section 4001 of ERISA or is part of a group that includes any Credit Party and that is treated as a single employer under Section 414 of the Code.

"Compliance Certificate": a certificate substantially in the form of Attachment
C.

"Concentration Accounts": shall mean an Eligible Account that, individually, or when aggregated with all other outstanding Accounts of the same Account debtor and such Account debtor's Affiliates, constitute more than five percent (5%) of the net outstanding balance of all Eligible Accounts of the Credit Parties, either individually or on a consolidated basis, then outstanding for all Account debtors, other than Eligible Accounts due from IBM or its subsidiaries.

"Concentration Account Debtor": shall mean, at any time, any Account debtor obligated to a Credit Party with respect to, or on account of, a Concentration Account.

"Copyrights": (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 6.14), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

"Credit Line": as defined in Section 2.1.

"Credit Party": as defined in the caption.

"Customer": as defined in the caption.

"Customer Recipient": as defined in Section 11.18.

"Default": either (1) an Event of Default or (2) any event or condition which, but for the requirement that notice be given or time lapse or both, would be an Event of Default.

"Delinquency Fee Rate": as defined on Attachment A.

"Designated Senior Indebtedness": as defined in Section 8.17.

"Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

"Dollars" and "$": dollars in lawful currency of the United States.

"Domestic Subsidiary": any Subsidiary that is organized under the laws of any state of the United States of America or the District of Columbia.

"EDI": as defined in Section 11.13.

"E-Documents": as defined in Section 11.13.

"Eligible Accounts": as defined in Section 3.1.

                                 3
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"Environmental Laws": all statutes, laws, judicial decisions, regulations, ordinances, and other governmental restrictions relating to pollution, the protection of the environment, occupational health and safety, or to emissions, discharges or release of pollutants, contaminants, hazardous substances or wastes into the environment.

"Environmental Liability": any claim, demand, obligation, cause of action, allegation, order, violation, injury, judgment, penalty or fine, cost or expense, resulting from the violation or alleged violation of any Environmental Laws or the imposition of any Lien pursuant to any Environmental Laws.

"Equity Interests": with respect to any Person, means (a) all shares, interests, participations, rights or other equivalents (however designated, whether voting or non-voting) of or interests in corporate or capital stock, including without limitation, shares of preferred or preference stock of such Person, (b) all partnership interests (whether general or limited) of such Person, (c) all membership interests or limited liability company interests in such Person, (d) all other equity or ownership interests in such Person of any other type and (e) all warrants, rights or options to purchase any of the foregoing.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended, or any successor statutes.

"Event of Default": as defined in Section 9.1.

"Financial Statements": the consolidated and consolidating balance sheets (including, without limitation, securities such as stocks and investment bonds), statements of operations, statements of cash flows and statements of changes in shareholder's equity of Customer and its Subsidiaries for the period specified, prepared in accordance with GAAP and consistent with prior practices.

"Foreign Subsidiary" means any Subsidiary that is organized under the laws of the jurisdiction other than the United States of America or any state thereof or the District of Columbia.

"GAAP": generally accepted accounting principles in the United States as in effect from time to time.

"General Intangibles": all "general intangibles" as such term is defined in the U.C.C. and, in any event, including, without limitation, with respect to each Credit Party, (a) all tax refunds, claims for tax refunds, and tax credits, (b) all permits, licenses, approvals, authorizations, consents, variances, and certifications of any Governmental Authority, (c) all claims, tort claims and causes of action, (d) all property, casualty, liability, and other insurance of any kind or character, and all insurance claims and insurance refund claims, (e) all payment intangibles, (f) all lists, books, records, recorded knowledge, ledgers, files (whether in printed form or stored electronically), designs, blueprints, data, specifications, engineering reports, manuals, computer records, computer programs and computer software (including source codes), (g) all internet domain names and websites and related licenses and agreements, and
(h) all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Credit Party is a party or under which such Credit Party has any right, title or interest or to which such Credit Party or any property of such Credit Party is subject, as the same may from time to time be amended, supplemented or otherwise modified, including, without limitation,
(i) all rights of such Credit Party to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Credit Party to damages arising thereunder and (iii) all rights of such Credit Party to perform and to exercise all remedies thereunder.

"Governmental Authority": any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

"Guarantor": a guarantor under a Guaranty.

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"Guaranty": any guaranty of any or all of the Obligations in favor of IBM Credit that may be entered into from time to time.

"Hazardous Substances": all substances, wastes or materials, to the extent subject to regulation as "hazardous substances" or "hazardous waste" under any Environmental Laws.

"Hedge Agreements": all interest swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

"IBM": shall mean International Business Machines Corporation.

"IBM Credit": as defined in the caption.

"Indebtedness": with respect to any Person, (1) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (2) all obligations of such Person under capital leases (including obligations under any leases a Credit Party may enter into, now or in the future, with IBM Credit), (3) all obligations of such Person in respect of letters of credit, banker's acceptances or similar obligations issued or created for the account of such Person, (4) liabilities arising under any interest rate protection, future, option swap, cap or hedge agreement or arrangement under which such Person is a party or beneficiary, (5) all obligations under guaranties of such Person and (6) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

"Insolvency": with respect to any Multi-employer Benefit Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

"Insolvent": pertaining to a condition of Insolvency.

"Intercreditor Agreement": as defined in Section 5.1(H).

"Interest Period": with respect to each LIBOR Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three or six months thereafter, as the Customer may elect in the applicable notice of borrowing, continuation or conversion; provided that:

               (a) any Interest Period that would otherwise end on a day which is not a Business day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

               (b) any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

               (c) any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.

"Investment": with respect to any Person (the "Investor"), any investment by the Investor in any other Person excluding domestic Subsidiaries that have provided a guaranty, in form and substance satisfactory to IBM Credit, or foreign Subsidiaries that have provided a pledge of their stock, in form and substance satisfactory to IBM Credit, whether by means of share purchase, capital contribution, purchase or other acquisition of a partnership or joint venture interest, loan, time deposit, demand deposit or otherwise.

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"Investment Property": the collective reference to (i) all "investment property"
as such term is defined in the U.C.C. and (ii) whether or not constituting "investment property" as so defined, all Pledged Notes and all Pledged
Interests.

"Issuers": the collective reference to each issuer of any Investment Property.

"Leverage Ratio": as defined in Attachment A.

"LIBOR": with respect to each Interest Period the average offered rate for deposits on the first day of such Interest Period, for the number of days in such Interest Period, the London Interbank Offered Rate as published by Bloomberg for the previous calendar month or, in the event such average is no longer published by Bloomberg, such other thirty (30) day average as IBM Credit may use for determining "LIBOR" in its reasonable discretion.

"LIBOR Margin": as defined in Attachment A.

"LIBOR Advance": an Advance the finance charge of which is based on LIBOR.

"Lien(s)": any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

"Material Adverse Effect": a material adverse effect (1) on the business, operations, results of operations, assets, or financial condition or prospects of a Credit Party, (2) on the aggregate value of the Collateral or the aggregate amount which IBM Credit would be likely to receive (after giving consideration to reasonably likely delays in payment and reasonable costs of enforcement) in the liquidation of such Collateral to recover the Obligations in full, or (3) on the rights and remedies of IBM Credit under this Agreement.

"Maximum Advance Amount": at any time, the lesser of (1) the Credit Line and (2) the Borrowing Base at such time.

"Multi-employer Benefit Plan": as defined in Section 6.12.

"Obligations": all covenants, agreements, warranties, duties, representations, loans, advances, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), guaranties, fees, reasonable expenses, indemnities, liabilities and Indebtedness of any kind and nature whatsoever now or hereafter arising, owing, due or payable from any Credit Party to IBM Credit under this Agreement, the Other Documents, or otherwise.

"Original Financing Agreement": as defined in the caption.

"Other Charges": as set forth in Attachment A.

"Other Documents": all security agreements, mortgages, leases, instruments, documents, guarantees, schedules of assignment, contracts and similar agreements executed by any Credit Party and delivered to IBM Credit, pursuant to this Agreement or otherwise, and all amendments, supplements and other modifications to the foregoing from time to time.

"Other Lender Collateral": shall mean that Collateral as identified in Section
4.1 of the Agreement.

"Outstanding Advances": at any time of determination, the sum of (1) the unpaid principal amount of all Advances made by IBM Credit under this Agreement, and
(2) any finance charge, interest due and

                                 6
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payable, fee, expense or other amount related to Advances charged to any Credit
Party's account with IBM Credit.

"Outstanding A/R Advances": at any time of determination, the sum of (1) the unpaid principal amount of all A/R Advances made by IBM Credit under this Agreement; and (2) any finance charge, interest due and payable, fee, expense or other amount related to A/R Advances charged to any Credit Party's account with IBM Credit.

"Participant": as defined in Section 11.4.

"Patents": (i) all letters patent including, without limitation, all utility patents, design patents, industrial designs and utility model registrations of the United States or any other country, or any political subdivision thereof and all reissues and extensions thereof, including, without limitation, those listed on Schedule 6.14, (ii) all applications for letters (patent)? of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, those listed on
Schedule 6.14, and (iii) all rights to obtain any reissues, reexaminations, or extensions of the foregoing.

"PBGC": as defined in Section 6.12.

"Permitted Indebtedness": any of the following:

(1)      Indebtedness to IBM Credit;

(2)      Indebtedness described in Section VII of Attachment B;

(3)      Purchase Money Indebtedness;

(4)      guaranties in favor of IBM Credit; and

(5) other Indebtedness consented to by IBM Credit in writing prior to incurring such Indebtedness.

"Permitted Liens": any of the following:

(1) Liens which are the subject of an Intercreditor Agreement, in effect from time to time between IBM Credit and any other secured creditor;

(2) Purchase Money Security Interests on inventory and equipment except to the of any Purchase Money Security Interest on inventory or equipment included in the Borrowing Base;

(3)      Liens described in Section I of Attachment B;

(4) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;

(5) attachment or judgment Liens individually or in the aggregate not in excess of $250,000.00 (exclusive of (A) any amounts that are duly bonded to the satisfaction of IBM Credit or (B) any amount fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full);

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(6)      easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Credit Party;

(7)      extensions and renewals of the foregoing Permitted Liens; provided that
(A) the aggregate amount of such extended or renewed Liens do not exceed the original principal amount of the Indebtedness which it secures, (B) such Liens do not extend to any property other than property already previously subject to the Lien and (C) such extended or renewed Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended or renewed;

(8) Liens arising from deposits or pledges to secure bids, tenders, contracts, leases, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the applicable Credit Party's business;

(9) Liens for taxes, assessments or governmental charges not delinquent or being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted if an adequate reserve or other appropriate provisions shall have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect;

(10) Liens arising out of deposits in connection with workers' compensation, unemployment insurance or other social security or similar legislation;

(11)     Liens arising pursuant to this Agreement; and

(12) other Liens consented to by IBM Credit in writing prior to incurring such Lien.

"Person": any individual, association, firm, corporation, partnership, trust, unincorporated organization or other entity whatsoever.

"Plans": as defined in Section 6.12.

"Pledged Interests": all Equity Interests of or in any Person that may be issued or granted to, or held or owned by, Customer, including, without limitation, the Equity Interests described on Schedule 6.30 hereto, and all certificates representing such Equity Interests.

"Policies": all policies of insurance required to be maintained by the Credit Parties under this Agreement or any of the Other Documents.

"Prepayment Fee": as defined in Attachment A.

"Prime Rate": as of the date of determination, the average of the rates of interest announced by Citibank, N.A., Chase Manhattan Bank and Bank of America National Trust & Savings Association (or any other bank which IBM Credit uses in its normal course of business of determining Prime Rate) as their prime or base rate, as of the last Business Day of the calendar month immediately preceding the date of determination, whether or not such announced rates are the actual rates charged by such banking institutions to their most creditworthy borrowers.

"Prime Rate Advance": an Advance the finance charge of which is based on Prime Rate.

"Prime Rate Margin": as defined in Attachment A.

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"Purchase Money Indebtedness": any Indebtedness (including capital leases)
incurred to finance the acquisition of assets to be used in a Credit Party's business not to exceed the lesser of (1) the purchase price or acquisition cost of such asset and (2) the fair market value of such asset.

"Purchase Money Security Interest": any security interest securing Purchase Money Indebtedness, which security interest applies solely to the particular asset acquired with the Purchase Money Indebtedness.

"Regulation U": Regulation U of the Board as in effect from time to time.

"Request for A/R Advance": as defined in Section 2.2.

"Reorganization": with respect to any Multi-employer Benefit Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

"Requirement of Law": as to any Person, the articles of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Revolving A Credit Facility": a senior secured line of credit as defined in Attachment A.

"Revolving B Credit Facility": a senior secured line of credit as defined in Attachment A, that is incremental to the Revolving A Credit Facility.

"Shortfall Amount": as defined in Section 2.5.

"Shortfall Transaction Fee": as defined in Attachment A.

"Single Employer Plan": as defined in Section 6.12.

"Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise," as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim," and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

"Subsidiary": with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

"Supporting Obligation": any secondary obligation that supports the payment or performance of an Account, chattel paper, a document, a General Intangible, an instrument, Investment Property, or any other Collateral.

                                 9
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"Termination Date": shall mean the third anniversary of the date of this
Agreement or such other date as IBM Credit and Customer may agree to from time to time.

"Trademarks": (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, logos, words, terms, names, symbols and devices and all combinations thereof, and all other source or business identifiers, and all goodwill of the business connected with the use thereof as symbolized thereby, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, those listed on Schedule 6.14, and (ii) the right to obtain all renewals and extensions thereof.

"U.C.C.": as defined in Section 1.2.

"Unrestricted Domestic Subsidiary" means any direct or indirect Subsidiary of a Credit Party which Subsidiary is located in the United States of America and IBM Credit does not have a pledge of 100% of such Subsidiary's stock or a perfected first priority security interest in such Subsidiary's assets.

"Unrestricted Foreign Subsidiary" means a direct or indirect Subsidiary of Credit Party (x) that is borrowing money in the form of a loan, note or similar instrument from a financial institution other than IBM Credit, and (y) is owned directly or indirectly by a Subsidiary for which the shares (one share less than two-thirds of the shares of the Subsidiary) have been pledged to IBM Credit. As of the date hereof the Unrestricted Foreign Subsidiaries are Pemstar (Tianjin) Enterprise Ltd and Pemstar B.V.

"Unrestricted Subsidiary" means collectively the Unrestricted Domestic Subsidiaries and Unrestricted Foreign Subsidiaries.

"Unused Line Fee": as defined in Attachment A.

"U.S. Bank": shall mean U.S. Bank National Association, together with its assigns and successors.

"Voting Stock": securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).

1.2. Other Defined Terms. Terms not otherwise defined in this Agreement which are defined in the Uniform Commercial Code as in effect in the State of New York (the "U.C.C.") shall have the meanings assigned to them therein.

1.3. Attachments. All attachments, exhibits, schedules and other addenda hereto, including, without limitation, Attachment A and Attachment B, are specifically incorporated herein and made a part of this Agreement.

            Section 2. CREDIT LINE/FINANCE CHARGES/OTHER CHARGES

2.1. Credit Line. (A) Subject to the terms and conditions set forth in this Agreement, on and after the Closing Date to but not including the date that is the earlier of (x) the date on which this Agreement is terminated pursuant to
Section 10. and (y) the date on which IBM Credit terminates the Credit Line pursuant to Section 9., the "Termination Date", IBM Credit agrees to extend to the Customer a credit line ("Credit Line"), as further defined in Section 2.1.
(B), in the amounts set forth in Attachment A pursuant to which IBM Credit will make to the Customer, from time to time, Advances in an aggregate amount at any one time outstanding not to exceed the Maximum Advance Amount.

    (B) The Credit Line is comprised of a Revolving A Credit Facility and a Revolving B Credit Facility in respective amounts specified in Attachment A. The Customer may not request an Advance under the Revolving B Credit Facility, and IBM Credit shall have no obligation to make an Advance under the Revolving B Credit Facility, unless and until the Outstanding Advances shall be equal to the Revolving A Credit Facility and the Borrowing Base shall exceed the Revolving A Credit Facility. Notwithstanding any other term of this Agreement, Customer shall provide IBM Credit with no less than thirty (30) days prior written notice of its initial request for an Advance under the Revolving B Credit Facility. Upon Customer's initial Request for A/R Advance under the Revolving B Credit Facility, IBM Credit may modify such terms and conditions of this Agreement prior to the funding of such A/R Advance, including, but not limited to, advance rates, interest rates and fees, as IBM Credit may require from time to time in its reasonable opinion for purposes of assigning or participating out portions of the Credit Line and the Obligations to other financial institutions, which modifications shall be effective, and agreed to in writing by the Credit Parties, prior to any such Advance pursuant to the Revolving B Credit Facility. In addition, in the event an initial Advance is made under the Revolving B Credit Facility, IBM Credit may, from time to time thereafter, make additional reasonable modifications to the terms and conditions of this Agreement in order to successfully assign or participate out a satisfactory portion, as determined by IBM Credit, of the Credit Line to other financial institutions. IBM Credit shall have no obligations to make Advances under the Revolving B Credit Facility if (i) it cannot successfully assign or participate out a satisfactory portion (as determined by IBM Credit) of the Credit Line to other financial institutions or (ii) the Credit Parties do not agree to the modifications to the Agreement as requested by IBM Credit pursuant to this Section 2.1 (B).

2.2. Advances. (A) Whenever Customer shall desire IBM Credit to provide an A/R Advance, Customer shall deliver to IBM Credit written notice of Customer's request for such an Advance ("Request for A/R Advance"). Request for Advance shall be delivered to IBM Credit (i) if such A/R Advance is a Prime Rate Advance, on or prior to 1:00 p.m. (eastern time) one Business Day prior to the requested A/R Advance Date, or (ii) if such A/R Advance is a LIBOR Advance, on or prior to 1:00 p.m. (eastern time) two Business Days prior to the requested A/R Advance Date. The Request for A/R Advance shall specify (i) the requested A/R Advance Date; (ii) whether the requested A/R Advance will be a LIBOR Advance or a Prime Rate Advance, and (iii) the amount of the requested A/R Advance, provided, however, that if Customer desires to borrow a LIBOR Advance, such LIBOR Advance shall not be in an amount less than $10,000,000.00. Customer may deliver a Request for A/R Advance via facsimile. Any Request for A/R Advance delivered to IBM Credit shall be irrevocable.

    In no event may Customer have more than four (4) LIBOR Advances outstanding at any one time.

    (B) Subject to the terms and conditions of this Agreement, on the A/R Advance Date specified in a Request for A/R Advance, IBM Credit shall make the principal amount of each such A/R Advance available to the Customer in immediately available funds to an account maintained by Customer. If IBM Credit is making an A/R Advance hereunder on a day on which Customer is to repay all or any part of an Outstanding Advance (or any other amount owing hereunder), IBM Credit shall apply the proceeds of the A/R Advance to such repayment and only an amount equal to the difference, if any, between the amount of the A/R Advance and the amount being repaid shall be made available to Customer as provided in the immediately preceding sentence.

    (C) Each A/R Advance shall accrue a finance charge on the Average Daily Balance thereof, from and including the date of each A/R Advance to and including the date such A/R Advance is paid by Customer to IBM Credit, at a per annum rate equal to the lesser of (a) the Applicable Finance Charge, and (b) the highest rate from time to time permitted by applicable law. If it is determined that amounts received from the Customer were in excess of such highest rate, then the amount representing such excess shall be considered reductions to principal of Advances.

2.3. Finance and Other Charges. (A) Finance charges for an A/R Advance for a calendar month shall be equal to (i) one twelfth (1/12) of the Applicable Finance Charge multiplied by (ii) the Average Daily Balance of such Advance for the period when such finance charge accrues during such

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

calendar month multiplied by (iii) the actual number of days during such calendar month when such finance charge accrues divided by (iv) thirty (30).

    (B) Finance Charges for a LIBOR Advance shall be billed in advance for a thirty (30) day period and such LIBOR Advance shall be converted to a Prime Rate Advance on the 31st day after such A/R Advance Date if not paid by then. Should Customer pay such LIBOR Advance prior to its due date, the remaining interest on such LIBOR Advance remains due and payable to IBM Credit. On the terms and subject to the limitations hereof, the Customer shall have the option at any time and from time to time to convert all or any portion of the Advances into Prime Rate Advances or LIBOR Advances, or to continue a LIBOR Advance as such; provided, however that a LIBOR Advance may be continued or converted only on the last day of the Interest Period applicable thereto. The Customer shall give IBM Credit written notice of any continuation or conversion of any Advances and such notice must be given so as to be received by IBM Credit not later than 1:00 P.M. (Eastern time) two Business Days prior to the requested date of conversion or continuation in the case of continuation of, or conversion to, LIBOR Advances and on the date of the requested conversion to Prime Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of LIBOR Advances, and (ii) a Business Day and (c) in the case of conversions to or continuations as LIBOR Advances, the Interest Period applicable thereto. Any notice given by Customer under this Agreement shall be irrevocable.

    (C) The Customer hereby agrees to pay to IBM Credit the charges set forth as "Other Charges" in Attachment A. The Customer also agrees to pay IBM Credit additional charges for any returned items of payment received by IBM Credit. The Customer hereby acknowledges that any such charges are not interest but that such charges, if unpaid, will constitute part of the Outstanding Advances.

    (D) The finance charges and Other Charges owed under this Agreement, and any charges hereafter agreed to in writing by the parties, are payable monthly on receipt of IBM Credit's bill or statement therefor or IBM Credit may, in its sole discretion, add unpaid finance charges and Other Charges to the Outstanding Advances.

    (E) Late charges pursuant to this subsection (E) for an Advance for a calendar month shall be equal to (i) one twelfth (1/12) of the Delinquency Fee Rate multiplied by (ii) the Average Daily Balance of such Advance for the period when such Advance is past due during such calendar month multiplied by (iii) the actual number of days during such calendar month when such Advance is past due divided by (iv) thirty (30).

    (F) All payments (including prepayments) to be made by Customer herein, whether on account of principal, interest, fees or otherwise, shall be made prior to 12:00 Noon, New York City time, on the due date thereof to IBM Credit in Dollars and in immediately available funds. Any payments received by IBM Credit after such time shall be deemed to have been received on the next succeeding Business Day. If any payment herein becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

    (G) If any amount owed under this Agreement, including, without limitation, any Advance, is not paid when due (whether at maturity, by acceleration or otherwise), the unpaid amount thereof will bear a late charge from and including the day after such Advance was due and payable to and including the date IBM Credit receives payment thereof, at a per annum rate equal to the lesser of (a) the amount set forth in Attachment A to this Agreement as the "Delinquency Fee Rate" and (b) the highest rate from time to time permitted by applicable law. In addition, if any Shortfall Amount shall not be paid when due pursuant to Section
2.6 hereof, Customer shall pay IBM Credit a Shortfall Transaction Fee. If it is determined that amounts received from Customer were in excess of such highest rate, then the amount representing such excess shall be considered reductions to principal of Advances.

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

    (H) The Customer shall compensate IBM Credit, upon its written request, for all losses, expenses and liabilities (including any interest paid by IBM Credit to lenders of funds borrowed by it to make or carry LIBOR Advances to the extent not recovered by IBM Credit in connection with the re-employment of such funds and including loss of anticipated profits) which IBM Credit may sustain: (i) if for any reason, other than a default by IBM Credit, a funding of a LIBOR Advance does not occur on the date specified therefor in the Customer's request or notice as to such Advance under Section 2.2, or ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances, occurs on any day other than the last day of the Interest Period applicable thereto. IBM Credit's request for compensation shall set forth the basis for the amount requested.

2.4. Customer Account Statements. IBM Credit will send statements of each transaction hereunder as well as monthly billing statements to Customer with respect to Advances and other charges due on Customer's account with IBM Credit. Each statement of transaction and monthly billing statement shall be deemed, absent manifest error, to be correct and shall constitute an account stated with respect to each transaction or amount described therein unless within seven (7) Business Days after such statement of transaction or billing statement is received by Customer, Customer provides IBM Credit written notice objecting that such amount or transaction is incorrectly described therein and specifying the error(s), if any, contained therein. IBM Credit may at any time adjust such statements of transaction or billing statements to comply with applicable law and this Agreement.

2.5. Shortfall. If, on any date, the Outstanding Advances shall exceed the Maximum Advance Amount (such excess, the "Shortfall Amount"), then the Customer shall on such date prepay the Outstanding Advances in an amount equal to such Shortfall Amount.

2.6. Application of Payments. Each of the Credit Parties hereby agrees that all checks and other instruments delivered to IBM Credit on account of the Obligations shall constitute conditional payment until such items are actually collected by IBM Credit. Each of the Credit Parties waives the right to direct the application of any and all payments at any time or times hereafter received by IBM Credit on account of the Obligations. Each of the Credit Parties agrees that IBM Credit shall have the continuing exclusive right to apply and reapply any and all such payments to the Obligations in such manner as IBM Credit may deem advisable notwithstanding any entry by IBM Credit upon any of its books and records.

2.7. Prepayment and Reborrowing By Customer. (A) Customer may at any time pay principal, without notice or penalty, in whole or in part amounts owed under this Agreement. IBM Credit may apply payments made to it (whether by the Customer or otherwise) to pay finance charges and other amounts owing under this Agreement first and then to the principal amount owed by the Customer.

    (B) Subject to the terms and conditions of this Agreement, any amount prepaid or repaid to IBM Credit in respect to the Outstanding Advances may be reborrowed by Customer in accordance with the provisions of this Agreement.

2.8.   Requirements of Law.

    (A) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by IBM Credit with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

       (i) shall subject IBM Credit to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to IBM Credit in respect thereof (except for Non-Excluded Taxes covered by Section 2.10 and changes in the rate of tax on the overall net income of IBM Credit);

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

       (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, IBM Credit; or

       (iii)  shall impose on IBM Credit any other condition;

    (B) and the result of any of the foregoing is to increase the cost to IBM Credit, by an amount that IBM Credit deems to be material, of making, converting into, continuing or maintaining any Advance, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Customer shall promptly pay IBM Credit, upon its demand, any additional amounts necessary to compensate IBM Credit for such increased cost or reduced amount receivable. If IBM Credit becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Customer of the event by reason of which it has become so entitled. If IBM Credit shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by IBM Credit or any corporation controlling IBM Credit with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on IBM Credit's or such corporation's capital as a consequence of its obligations hereunder to a level below that which IBM Credit or such corporation could have achieved but for such adoption, change or compliance (taking into consideration IBM Credit's or such corporation's policies with respect to capital adequacy) by an amount deemed by IBM Credit to be material, then from time to time, after submission by IBM Credit to Customer of a written request therefor, Customer shall pay to IBM Credit such additional amount or amounts as will compensate IBM Credit or such corporation for such reduction; provided that Customer shall not be required to compensate IBM Credit pursuant to this paragraph for any amounts incurred more than six (6) months prior to the date that IBM Credit notifies Customer of IBM Credit's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six (6) month period shall be extended to include the period of such retroactive effect.

    (C) A certificate as to any additional amounts payable pursuant to this Section submitted by IBM Credit to Customer shall be conclusive in the absence of manifest error. The obligations of Customer pursuant to this Section shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.

2.9. Taxes. (A) All payments made by Customer under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on IBM Credit as a result of a present or former connection between IBM Credit and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from IBM Credit having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Other Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (Non-Excluded Taxes) or Other Taxes are required to be withheld from any amounts payable to IBM Credit hereunder, the amounts so payable to IBM Credit shall be increased to the extent necessary to yield to IBM Credit (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that Customer shall not be required to increase any such amounts payable to IBM Credit with respect to any Non-Excluded Taxes (i) that are attributable to IBM Credit's failure to comply with the requirements of paragraph D.

    (B) In addition, Customer shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

    (C) Whenever any Non-Excluded Taxes or Other Taxes are payable by Customer, as promptly as possible thereafter Customer shall send to IBM Credit a certified copy of an original official receipt received by Customer showing payment thereof. If Customer fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to IBM Credit required receipts or other required documentary evidence, Customer shall indemnify IBM Credit for any incremental taxes, interest or penalties that may become payable by IBM Credit as a result of any such failure.

    (D) IBM Credit shall take reasonable efforts to move its lending office to reduce or eliminate the taxes referred to in this Section 2.9.

    (E) The agreements in this Section shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.

               Section 3. CREDIT LINE ADDITIONAL PROVISIONS

3.1. Ineligible Accounts. IBM Credit and each of the Credit Parties agree that IBM Credit shall have the sole right to determine eligibility of Accounts from an Account debtor for purposes of determining the Borrowing Base; however, without limiting such right, the following Accounts will be deemed to be ineligible for purposes of determining the Borrowing Base:

    (A) Accounts created from the sale of goods and/or performance of services on non-standard terms or that allow for payment to be made more than thirty (30) days from the date of such sale or performance of services, unless as otherwise agreed to in writing by IBM Credit;

    (B) Accounts unpaid more than ninety (90) days from date of invoice;

    (C) Accounts payable by an Account debtor if fifty percent (50%) or more of the aggregate outstanding balance of all such Accounts payable by such Account debtor or such Account debtor's Affiliates to any Credit Party remain unpaid for more than ninety (90) days from the date of invoice;

    (D) Accounts payable by an Account debtor that is an Affiliate of any Credit Party, or an officer, employee, agent, Guarantor, stockholder of any Credit Party or of an Affiliate of any Credit Party, or is related to or has common shareholders, officers or directors with any Credit Party;

    (E) Accounts arising from consignment sales;

    (F) Except for state, local and United States government institutions and public educational institutions, Accounts with respect to which the payment by the Account debtor is or may be conditional;

    (G) Except for state, local and United States government institutions and public educational institutions, and except for those Accounts that are owed to a Credit Party either generated directly in the US or by enforceable transfer or assignment from Customer's foreign subsidiaries to Customer, provided that such transfer or assignment is supported by documents satisfactory to IBM Credit, including a legal opinion from counsel to Customer regarding the validity and legality of such transfer or assignment;

       Accounts with respect to which:

       (i)    the Account debtor is not a commercial entity, or

       (ii) the Account debtor is not a resident of the United States (it being understood that non-U.S. Resident affiliates of IBM and Celestica, and possibly others as agreed to in writing by IBM Credit, are anticipated to be permitted Account debtors subject to the limitations above);

    (H) Accounts payable by any Account debtor to which any Credit Party is or may become liable for goods sold or services rendered by such Account debtor to a Credit Party;

    (I) Accounts arising from the sale or lease of goods purchased for a personal, family or household purpose;

    (J) Accounts arising from the sale or other disposition of goods that have been used for demonstration purposes or loaned or leased by any Credit Party to another party;

    (K) Accounts which are progress payment accounts or contra accounts;

    (L) Accounts upon which IBM Credit does not have a valid, perfected, first priority security interest, or which are not the subject of an intercreditor agreement to which IBM Credit is a party and has obtained a subordination from any prior filer;

    (M) Accounts payable by an Account debtor that is or any Credit Party knows will become, subject to proceedings under United States Bankruptcy Law or other law for the relief of debtors;

    (N) Accounts that are not payable in US Dollars:

    (O) Accounts payable by any Account debtor that is a remarketer of computer hardware and software products and whose purchases of such products from any Credit Party have been financed by another person who pays the proceeds of such financing directly to a Credit Party on behalf of such debtor ("Third Party Financier") unless (i) such Third Party Financier does not have a separate financing relationship with any Credit Party or (ii) such Third Party Financer has a separate financing relationship with a Credit Party and has waived its right to set off its obligations to the Credit Parties;

    (P) Accounts arising from the sale or lease of goods which are billed to any Account debtor but have not yet been shipped by the Credit Party;

    (Q) Accounts to the extent a Credit Party has permitted or agreed to any extension, compromise or settlement, or made any change or modification of any kind or nature, including, but not limited to, any change or modification to the terms relating thereto, but only to the extent of such extension, compromise, settlement, change or modification;

    (R) Accounts that do not arise from undisputed bona fide transactions completed in accordance with the terms and conditions contained in the invoices, purchase orders and contracts relating thereto;

    (S) Accounts that are discounted for the full payment term specified in a Credit Party's terms and conditions with its Account debtors, or for any longer period of time;

    (T) Accounts on cash on delivery (C.O.D.) terms;

    (U) Accounts arising from maintenance or service contracts that are billed in advance of full performance of service;

    (V) Accounts arising from bartered transactions;

    (W) Accounts arising from incentive payments, rebates, discounts, credits, and refunds from a supplier; and

    (X) Any and all other Accounts that IBM Credit deems, from time to time, in its sole and absolute discretion, to be ineligible.

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The aggregate of all Accounts that are not ineligible Accounts shall hereinafter be referred to as "Eligible Accounts."

3.2. Reimbursement for Charges. Each of the Credit Parties agrees to pay for all costs and expenses of the Credit Parties's bank(s) in respect to collection of checks and other items of payment, all fees relating to the use and maintenance of the Lockbox(es) and the Special Account(s) (each as defined in Section 3.3) and with respect to remittances of proceeds of the Advances hereunder.

3.3. Lockbox and Special Account. Each Credit Party shall establish and maintain lockbox(es) (each, a "Lockbox") at the address(es) set forth in Attachment A with the financial institution(s) listed in Attachment A (each, a "Bank") pursuant to an agreement between such Credit Party and each Bank in form and substance satisfactory to IBM Credit. Each Credit Party shall also establish and maintain a deposit account with each Bank ("Special Account") that shall contain only proceeds of such Credit Party's Accounts (other than any Accounts constituting U.S. Bank Collateral). Each Credit Party shall enter into and maintain a contingent blocked account agreement with each Bank for the benefit of IBM Credit in form and substance satisfactory to IBM Credit pursuant to which, among other things, such Bank shall agree that disbursements from the Special Account shall be made only as IBM Credit shall direct.

3.4. Collections. Each Credit Party shall instruct all Account debtors (other than Account debtors of Accounts constituting U.S. Bank Collateral) to remit payments directly to a Lockbox and shall deliver to IBM Credit written agreements from each such Account obligor that such Account obligor agrees to make all payments due such Credit Party to the Lockbox unless otherwise instructed by IBM Credit. In addition, Each Credit Party shall have such instruction printed in conspicuous type on all invoices (other than invoices related to Accounts constituting U.S. Bank Collateral. Each Credit Party shall instruct such Bank to deposit all remittances to such Bank's Lockbox into its Special Account. Each Credit Party further agrees that it shall not deposit or permit any deposits of funds, including, without limitation, any U.S. Bank Collateral, other than remittances paid in respect of the Accounts into the Special Account(s) or permit any commingling of funds with such remittances in any Lockbox or Special Account.

Without limiting the Credit Parties's foregoing obligations, if, at any time, any Credit Party receives a remittance directly from an Account debtor, then such Credit Party shall make entries on its books and records in a manner that shall reasonably identify such remittances and shall keep a separate account on its record books of all remittances so received and deposit the same into a Special Account. Until so deposited into the Special Account, such Credit Party shall keep all remittances received in respect of Accounts separate and apart from its other property so that they are capable of identification as the proceeds of Accounts in which IBM Credit has a security interest.

3.5. Application of Remittances and Credits. Each Credit Party shall apply all remittances against the aggregate of its outstanding Accounts no later than the end of the Business Day on which such remittances are deposited into the Special Account. Each Credit Party also agrees to apply each remittance against its respective Account no later than three (3) Business Days from the date such remittance is deposited into the Special Account. In addition, each Credit Party shall promptly apply any credits owing in respect to any Account when due.

3.6. Power of Attorney. Each Credit Party hereby irrevocably appoints IBM Credit, with full power of substitution, as its true and lawful attorney-in-fact with full power, in good faith and in compliance with commercially reasonable standards, in the discretion of IBM Credit, to:

    (A) sign the name of such Credit on any document or instrument that IBM Credit shall deem necessary or appropriate to perfect and maintain perfected the security interest in the Collateral contemplated under this Agreement and the Other Documents;

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

    (B) endorse the name of such Credit Party upon any of the items of payment of proceeds and deposit the same in the account of IBM Credit for application to the Obligations; and

upon the occurrence and during the continuance of an Event of Default as defined in Section 9.1 hereof:

    (C) demand payment, enforce payment and otherwise exercise all such Credit Party's rights and remedies with respect to the collection of any Accounts;

    (D) settle, adjust, compromise, extend or renew any Accounts;

    (E) settle, adjust or compromise any legal proceedings brought to collect any Accounts;

    (F) sell or assign any Accounts upon such terms, for such amounts and at such time or times as IBM Credit may deem advisable;

    (G) discharge and release any Accounts;

    (H) prepare, file and sign such Credit Party's name on any Proof of Claim in Bankruptcy or similar document against any Account debtor;

    (I) prepare, file and sign such Credit Party's name on any notice of lien, claim of mechanic's lien, assignment or satisfaction of lien or mechanic's lien, or similar document in connection with any Accounts;

    (J) endorse the name of such Credit Party upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Account or goods pertaining thereto;

    (K) endorse the name of such Credit party upon any of the items of payment of proceeds and deposit the same in the account of IBM Credit for application to the Obligations;

    (L) sign the name of such Credit Party to requests for verification of Accounts and notices thereof to Account debtors;

    (M) sign the name of such Credit Party on any document or instrument that IBM Credit shall deem necessary or appropriate to enforce any and all remedies it may have under this Agreement, at law or otherwise;

    (N) make, settle and adjust claims under the Policies with respect to the Collateral and endorse such Credit Party's name on any check, draft, instrument or other item of payment of the proceeds of the Policies with respect to the Collateral; and

    (O) take control in any manner of any term of payment or proceeds and for such purpose to notify the postal authorities to change the address for delivery of mail addressed to such Credit Party to such address as IBM Credit may designate.

The power of attorney granted by this Section is for value and coupled with an interest and is irrevocable so long as this Agreement is in effect or any Obligations remain outstanding. Nothing done by IBM Credit pursuant to such power of attorney will reduce any of the Obligations other than payment Obligations to the extent IBM Credit has received monies.

3.7. Concentration Accounts. Without limiting IBM Credit's other rights, IBM Credit reserves the right to, from time to time in its sole discretion, modify the percentage of the amount of Concentration Accounts

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

used in calculating the Borrowing Base or eliminate Concentration Accounts in calculating the Borrowing Base.

                    Section 4. SECURITY -- COLLATERAL

4.1. Grant. To secure the full and punctual payment and performance of the Obligations (including obligations under any leases any Credit Party may enter into, now or in the future, with IBM Credit) when due (whether at the stated maturity, by acceleration or otherwise), each of the Credit Parties hereby, jointly and severally, grants IBM Credit a security interest in all of its right, title and interest in and to the following property, whether now owned or hereafter acquired or existing and wherever located:

    (A) all goods, inventory and equipment, and all parts thereof, attachments, accessories and accessions thereto, products thereof and documents therefor;

    (B) all accounts, contract rights, chattel paper, instruments, deposit accounts, obligations of any kind owing to it, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing;

    (C) all General Intangibles;

    (D) all Commercial Tort Claims;

    (E) all Intellectual Property;

    (F) all Investment Property;

    (G) all Supporting Obligations;

    (H) all other obligations of any kind owing to it, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services;

    (I) all rights now or hereafter existing in and to all mortgages, security agreements, leases or other contracts securing or otherwise relating to any of the foregoing; and

    (J) all substitutions and replacements for all of the foregoing, all proceeds of all of the foregoing and, to the extent not otherwise included, all payments under insurance or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing'

    provided, however, that Other Lender Collateral shall specifically be excluded from the foregoing.

All of the above assets (excluding any Other Lender Collateral) shall be collectively defined herein as the "Collateral". Each Credit Party covenants and agrees with IBM Credit that: (a) the security constituted to by this Agreement is in addition to any other security from time to time held by IBM Credit and
(b) the security hereby created is a continuing security interest and will cover and secure the payment of all Obligations both present and future to IBM Credit.

4.2. Further Assurances. Each Credit Party shall, from time to time upon the request of IBM Credit, execute and deliver to IBM Credit, or cause to be executed and delivered, at such time or times as IBM Credit may request such other and further documents, certificates and instruments that IBM Credit may deem necessary to perfect and maintain perfected IBM Credit's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement and the Other

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

Documents. Each Credit Party shall make appropriate entries on its books and records disclosing IBM Credit's security interests in the Collateral.

                     Section 5. CONDITIONS PRECEDENT

5.1. Conditions Precedent to the Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the receipt by IBM Credit of the following documents, certificates, opinions and instruments to the satisfaction of, or waiver in writing by IBM Credit of compliance with, the following conditions precedent set forth below:

    (A) this Agreement executed and delivered by each Credit Party and IBM
Credit;

    (B) a favorable opinion of counsel for each Credit Party in substantially the form of Attachment G;

    (C) a certificate of the secretary or an assistant secretary of each Credit Party, substantially in the form and substance of Attachment H hereto, certifying that, among other items, (i) such Credit Party is a corporation organized under the laws of the State of its incorporation and has its principal place of business as stated therein, (ii) such Credit Party is registered to conduct business in specified states and localities, (iii) true and complete copies of the articles of incorporation and by-laws of such Credit Party are delivered therewith, together with all amendments and addenda thereto as in effect on the date thereof, (iv) the resolution as stated in the certificate is a true, accurate and completed copy of the resolution adopted by the such Credit Party's Board of Directors authorizing the execution, delivery and performance of this Agreement and each Other Document executed and delivered in connection herewith, and (v) the names and true signatures of the officers of such Credit Party authorized to sign this Agreement and the Other Documents;

    (D) certificates dated as of a recent date from the Secretary of State or other appropriate authority evidencing the good standing of each Credit Party in the jurisdiction of its organization and in each other jurisdiction where the ownership or lease of its property or the conduct of its business requires it to qualify to do business;

    (E) copies of all approvals and consents from any Person, in each case in form and substance satisfactory to IBM Credit, which are required to enable each Credit Party to authorize, or required in connection with, (a) the execution, delivery or performance of this Agreement and each of the Other Documents, and
(b) the legality, validity, binding effect or enforceability of this Agreement and each of the Other Documents;

    (F) lockbox agreement(s) executed by each Credit Party and each Bank, in form and substance satisfactory to IBM Credit;

    (G) contingent blocked account agreement(s) executed by each Credit Party and each Bank in form and substance satisfactory to IBM Credit;

    (H) intercreditor agreement(s) ("Intercreditor Agreement"), in form and substance satisfactory to IBM Credit, executed by each other secured creditor of each Credit Party as set forth in Attachment A, or otherwise in form and substance satisfactory to IBM Credit;

    (I) UCC-1 financing statements for each jurisdiction reasonably requested by IBM Credit executed by each Credit Party and each other Guarantor whose Guaranty to IBM Credit is intended to be secured by a pledge of its assets;

    (J) the statements, certificates, documents, instruments, financing statements, agreements and information set forth in Attachment A and Attachment B;

    (K) all such other statements, certificates, documents, instruments, financing statements, agreements and other information with respect to the matters contemplated by this Agreement as IBM Credit shall have reasonably requested; and

    (L) Customer shall have repaid to IBM Credit the remaining obligations due IBM Credit under the terms of the Amendment to the Revolving Credit Agreement, dated August 1, 2000.

5.2. Conditions Precedent to Each Advance. No Advance will be required to be made or renewed by IBM Credit under this Agreement unless, on and as of the date of such Advance, the following statements shall be true to the satisfaction of IBM Credit:

    (A) The representations and warranties contained in this Agreement or in any document, instrument or agreement executed in connection herewith are true and correct in all material respects on and as of the date of such Advance as though made on and as of such date;

    (B) No event has occurred and is continuing or after giving effect to such Advance or the application of the proceeds thereof would result in or would constitute a Default;

    (C) No event has occurred and is continuing which could reasonably be expected to have a Material Adverse Effect;

    (D) Both before and after giving effect to the making of such Advance, no Shortfall Amount exists; and

    (E) Each Credit Party and each of Customer's other guarantor Subsidiaries are Solvent, and no event has occurred and is continuing that would result in or would constitute an Insolvency.

Except as Customer has otherwise disclosed to IBM Credit in writing prior to each request, each request for an Advance hereunder and the receipt (or deemed receipt) by the Customer or any other Credit Party of the proceeds of any Advance hereunder shall be deemed to be a representation and warranty by each of the Credit Parties that, as of and on the date of such Advance, the statements set forth in (A) through (E) above are true statements. No such disclosures by Customer to IBM Credit shall in any manner be deemed to satisfy the conditions precedent to each Advance that are set forth in this Section 5.2.

                 Section 6. REPRESENTATIONS AND WARRANTIES

To induce IBM Credit to enter into this Agreement, each of the Credit Parties hereby represents and warrants to IBM Credit as follows:

6.1. Organization and Qualifications. Each Credit Party and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate or other power and authority, and the legal right, to own its properties and assets and to transact the businesses in which it presently is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is engaged in business and is required to be so qualified.

6.2. Rights in Collateral; Priority of Liens. Each Credit Party and each of its Subsidiaries owns the property granted by it respectively as Collateral to IBM Credit, free and clear of any and all Liens in favor of third parties except for the Liens otherwise permitted pursuant to Section 8.1. The Liens granted by each Credit Party and each of its Subsidiaries pursuant to this Agreement, the Guaranties, if any, and the Other Documents in the Collateral constitute the valid and enforceable first, prior and perfected Liens on the Collateral, except to the extent any Liens that are prior to IBM Credit's Liens are (i) the subject of an

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

Intercreditor Agreement or (ii) Purchase Money Security Interests on inventory and equipment except to the of any Purchase Money Security Interest on inventory or equipment included in the Borrowing Base.

6.3. No Conflicts. The execution, delivery and performance by each Credit Party of this Agreement and each of the Other Documents (i) are within its corporate power; (ii) are duly authorized by all necessary corporate action;
(iii) are not in contravention in any respect of any Requirement of Law or any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound; (iv) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect); and (v) will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties.

6.4. Enforceability. This Agreement and all of the other documents executed and delivered by any Credit Party in connection herewith are the legal, valid and binding obligations of such Credit Party, and are enforceable in accordance with their terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors' rights generally or the general equitable principles relating thereto.

6.5. Locations of Offices, Records and Inventory. The address of the principal place of business and chief executive office of each Credit Party is as set forth on Attachment B or on any notice provided by Customer to IBM Credit pursuant to Section 7.7(C) of this Agreement. The books and records of each Credit Party, and all of its chattel paper (other than the chattel paper delivered to IBM Credit pursuant to Section 7.14(E)) and records of Accounts, are maintained exclusively at such location.

There is no jurisdiction in which any Credit Party has any assets, other than those jurisdictions identified on Attachment B or on any notice provided by Customer to IBM Credit pursuant to Section 7.7(C) of this Agreement. None of the receipts received by any Credit Party from any warehouseman states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns.

6.6. Fictitious Business Names. No Credit Party has used any corporate or fictitious name during the five (5) years preceding the date of this Agreement, other than those listed on Attachment B.

6.7. Organization. All of the outstanding capital stock of each Credit Party has been validly issued, is fully paid and nonassessable.

6.8. No Judgments or Litigation. Except as set forth on Attachment B, no judgments, orders, writs or decrees are outstanding against any Credit Party nor is there now pending or, to the best of any Credit Party's knowledge after due inquiry, threatened, any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against any Credit Party or against any of the Credit Parties's respective properties or revenues (a) with respect to this Agreement or any of the Other Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

6.9. No Defaults. No Credit Party is in material default (for purposes of this Section 6.9 only, a default shall be deemed material if it exceeds $1,000,000.00) under any term of any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it, or any of its properties are bound, that gives the other party the right to accelerate its obligations under such other party's agreement with such Credit Party. No Credit Party has any knowledge of any dispute regarding any such indenture, contract, lease, agreement, instrument or other commitment. No Default or Event of Default has occurred and is continuing.

6.10. Labor Matters. Except as set forth on any notice provided by Customer to IBM Credit pursuant to Section 7.1(G) of this Agreement, no Credit Party is a party to any labor dispute. There are no strikes or

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

walkouts or labor controversies pending or threatened against any Credit Party which could reasonably be expected to have a Material Adverse Effect.

6.11. Compliance with Law. No Credit Party has violated or failed to comply with any material Requirement of Law or any material requirement of any self regulatory organization.

6.12. ERISA. Each "single employer plan," "employee benefit plan," "employee pension benefit plan," "defined benefit plan," or "multi-employer benefit plan,'" which any Credit Party has established, maintained, or to which it is required to contribute (collectively, the "Plans") is in compliance with all applicable provisions of ERISA and the Code and the rules and regulations thereunder as well as the Plan's terms and conditions. There have been no "prohibited transactions" and no "reportable event" has occurred within the last sixty (60) month period prior to the date on which this representation is made or deemed made with respect to any Plan. No Credit Party has any "multi-employer benefit plan."

No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such sixty (60) month period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither any Credit Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multi-employer Benefit Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither any Credit Party nor any Commonly Controlled Entity would become subject to any material liability under ERISA if such Credit Party or any such Commonly Controlled Entity were to withdraw completely from all Multi-employer Benefit Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multi-employer Benefit Plan is in Reorganization or Insolvent.

As used in this Agreement the terms "employee benefit plan," "employee pension benefit plan," "defined benefit plan," and "multi-employer benefit plan," have the respective meanings assigned to them in Section 3 of ERISA and any applicable rules and regulations thereunder. No Credit Party has incurred any "accumulated funding deficiency" within the meaning of ERISA or incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") in connection with a Plan (other than for premiums due in the ordinary course).

6.13. Compliance with Environmental Laws. Except as otherwise disclosed in Attachment B:

    (A) Each Credit Party has obtained all government approvals required with respect to the operation of their businesses under any Environmental Law.

    (B) (i) no Credit Party has generated, transported or disposed of any Hazardous Substances; (ii) no Credit Party is currently generating, transporting or disposing of any Hazardous Substances; (iii) no Credit Party has any knowledge that (a) any of its real property (whether owned, leased, or otherwise directly or indirectly controlled) has been used for the disposal of or has been contaminated by any Hazardous Substances, or (b) any of its business operations have contaminated lands or waters of others with any Hazardous Substances; (iv) no Credit Party nor any of its respective assets are subject to any Environmental Liability and, to the best of any Credit Party's knowledge, any threatened Environmental Liability; (v) no Credit Party has received any notice of or otherwise learned of any governmental investigation evaluating whether any remedial action is necessary to respond to a release or threatened release of any Hazardous Substances for which any Credit Party may be liable; (vi) no Credit Party is in violation of any Environmental Law; (vii) there are no proceedings or investigations pending against any Credit Party with respect to any violation or alleged violation of any Environmental Law; provided however, that the parties acknowledge that any generation, transportation, use, storage and disposal of certain such Hazardous Substances in any Credit Party's or its Subsidiaries' business shall be excluded from representations (i) and (ii) above, provided, further, that each such Credit Party is at all times generating, transporting, utilizing, storing and disposing such Hazardous Substances in accordance with all applicable Environmental Laws and in a manner designed to minimize the risk of any spill, contamination, release or discharge of Hazardous Substances other than as authorized by Environmental Laws.

6.14. Federal Regulations. No part of the proceeds of any Advance will be used for buying or carrying any margin stock within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by IBM Credit, each Credit Party will furnish to IBM Credit a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

6.15. Intellectual Property. Each Credit Party possesses such assets, licenses, Patents, patent applications, Copyrights, service marks, Trademarks, trade names and trade secrets and all rights, priorities, privileges and other property relating thereto or arising therefrom ("Intellectual Property") as are necessary or advisable to continue to conduct its present and proposed business activities. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Credit Party know of any valid basis for any such claim. All Intellectual Property is valid, subsisting, unexpired and enforceable, and the use of Intellectual Property by each Credit Party and its Subsidiaries does not infringe on the rights of any Person in any material respect.

6.16. Licenses and Permits. Each Credit Party has obtained and holds in full force and effect all material franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other material rights and approvals which are necessary for the operation of its businesses as presently conducted. No Credit Party is in violation of the terms of any such material franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval.

6.17. Investment Company. No Credit Party is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a holding company or a subsidiary of a holding company, or an Affiliate of a holding company or of a subsidiary of a holding company, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or the Other Documents or to perform its obligations hereunder or thereunder.

6.18. Taxes and Tax Returns. Each Credit Party has timely filed all federal, state, and local tax returns and other reports which it is required by law to file, and has either duly paid all taxes, fees and other governmental charges indicated to be due on the basis of such reports and returns or pursuant to any assessment received by any Credit Party, or made provision for the payment thereof in accordance with GAAP. The charges and reserves on the books of each Credit Party in respect of taxes or other governmental charges are in accordance with GAAP. No tax liens have been filed against any Credit Party or any of its respective property, and, to the knowledge of the Credit Parties, no claim is being asserted, with respect to such tax, fee or other charge.

6.19. Status of Accounts. Each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by a Credit Party, in the ordinary course of its business; the goods and inventory being sold and the Accounts created are its exclusive property and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever (other than Permitted Liens). The Credit Parties's customers have accepted goods or services and owe and are obligated to pay the full amounts stated in the invoices according to their terms. There are no proceedings or actions known to any Credit Party which are pending or threatened against any Material Account Debtor (as defined in Section 7.14(B) of this Agreement) of any of the Accounts which could reasonably be expected to result in a Material Adverse Effect on the debtor's ability to pay the full amounts due to the Credit Parties.

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

6.20. Affiliate/Subsidiary Transactions. No Credit Party is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate or Subsidiary of such Credit Party is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and (ii) upon fair and reasonable terms no less favorable to such Credit Party than it could obtain in a comparable arm's-length transaction with an unaffiliated Person. Except as disclosed to IBM Credit by Customer in writing from time to time after the Closing Date, Schedule 6.20 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of capital stock owned by Customer.

6.21. Accuracy and Completeness of Information. All factual information furnished by or on behalf of any Credit Party to IBM Credit or the Auditors for purposes of or in connection with this Agreement or any Other Document, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Credit Parties to be reasonable at the time made, it being recognized by IBM Credit that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Credit Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the Other Documents, certificates and statements furnished to IBM Credit for use in connection with the transactions contemplated hereby and by the Other Documents.

6.22. Recording Taxes. All recording taxes, recording fees, filing fees and other charges payable by each Credit Party in connection with the filing and recording of this Agreement have either been paid in full by such Credit Party or arrangements for the payment of such amounts by such Credit Party have been made to the satisfaction of IBM Credit.

6.23. Indebtedness. No Credit Party (i) has any Indebtedness, other than Permitted Indebtedness; and (ii) has guaranteed any obligations of any other Person (except as permitted by Section 8.13). The Obligations constitute "senior indebtedness" of each of the Credit Parties, and the obligations of each Subsidiary guarantor constitute "guarantor senior indebtedness" of such Subsidiary guarantor.

6.24. Limitations on Lockboxes and Special Accounts. No Credit Party has any Lockbox, Special Account or other deposit accounts with any banks except as provided in Section 3.3 of this Agreement.

6.25. Solvency. Each Credit Party is, and after giving effect to the incurrence of all Indebtedness and Obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

6.26. Security Interest. Each Credit Party represents that all filings and other actions necessary to perfect and protect the security interest in the Collateral created under this Agreement have been duly made or taken and are in full force and effect, and this Agreement creates in favor of IBM Credit a valid first priority security interest in the Collateral, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

6.27. Investment Property. (A) The Pledged Interests constitute all of the issued and outstanding Equity Interests of each Issuer owned by the Credit Parties.

    (B) All the Pledged Interests have been duly and validly issued and are fully paid and nonassessable. There is no amount or other obligation owing by any Credit Party to any Issuer of the Pledged Interests in exchange for or in connection with the issuance of the Pledged Interests or any Credit Party's status as a stockholder, member, or partner of any Issuer.

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

    (C) Each Credit Party is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

6.28. Use of Proceeds. The proceeds of the Advances shall be used for general corporate purposes of the Credit Parties, including without limitation acquisition financing, to the extent such acquisition financing does not exceed $20,000,000 per year, in the aggregate and to pay fees and expenses related to such Advances.

                    Section 7. AFFIRMATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations:

7.1. Financial and Other Information. The Credit Parties shall cause the following information to be delivered to IBM Credit within the following time periods:

    (A) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Customer (i) audited Financial Statements as of the close of the fiscal year and for the fiscal year, together with a comparison to the Financial Statements for the prior year, in each case accompanied by (a) either an opinion of the Auditors without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit or, if so qualified, an opinion which shall be in scope and substance reasonably satisfactory to IBM Credit, (b) such Auditors' "Management Letter" to Customer, if any, (c) a written statement signed by the Auditors stating that in the course of the regular audit of the business of Customer and its consolidated Subsidiaries, which audit was conducted by the Auditors in accordance with generally accepted auditing standards, the Auditors have not obtained any knowledge of the existence of any Default under any provision of this Agreement, or, if such Auditors shall have obtained from such examination any such knowledge, they shall disclose in such written statement the existence of the Default and the nature thereof, it being understood that such Auditors shall have no liability, directly or indirectly, to anyone for failure to obtain knowledge of any such Default; and (ii) a Compliance Certificate along with a schedule, in substantially the form of Attachment C hereto, of the calculations used in determining, as of the end of such fiscal year, whether the Credit Parties are in compliance with the financial covenants set forth in Attachment A;

    (B) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of Customer (i) Financial Statements as of the end of such period and for the fiscal year to date, together with a comparison to the Financial Statements for the same periods in the prior year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and except for the absence of footnotes) by the chief executive officer or chief financial officer of Customer as having been prepared in accordance with GAAP; and (ii) a Compliance Certificate along with a schedule, in substantially the form of Attachment C hereto, of the calculations used in determining, as of the end of such fiscal quarter, whether the Credit Parties are in compliance with the financial covenants set forth in Attachment A;

    (C) as soon as available and in any event within twenty (20) days after the end of each fiscal month of Customer (i) Financial Statements as of the end of such period and for the fiscal year to date, together with a comparison to the Financial Statements for the same periods in the prior year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and except for the absence of footnotes) by the chief executive officer or chief financial officer of Customer as having been prepared in accordance with GAAP; and (ii) a Compliance Certificate along with a schedule, in substantially the form of Attachment C hereto, of the calculations used in determining, as of the end of such fiscal month, whether the Credit Parties are in compliance with the financial covenants set forth in Attachment A;

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

    (D) as soon as available and in any event within sixty (60) days after the end of each fiscal year of Customer (i) projected Financial Statements, broken down by quarter, for the current and following fiscal year; and (ii) if composed, a narrative discussion relating to such projected Financial Statements;

    (E) promptly after any Credit Party obtains knowledge of (i) the occurrence of a Default or Event of Default, or (ii) the existence of any condition or event which would result in any Credit Party's failure to satisfy the conditions precedent to Advances set forth in Section 5, a certificate of the chief executive officer or chief financial officer of Customer specifying the nature thereof and the Credit Parties's proposed response thereto, each in reasonable detail;

    (F) promptly after any Credit Party obtains knowledge of (i) any proceeding(s) being instituted or threatened to be instituted by or against any Credit Party in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), or (ii) any actual or prospective change, development or event which, in any such case, has had or could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of Customer specifying the nature thereof and the Credit Parties's proposed response thereto, each in reasonable detail;

    (G) promptly after any Credit Party obtains knowledge that (i) any order, judgment or decree in excess of $250,000.00 shall have been entered against a Credit Party or any of its properties or assets, or (ii) it has received any notification of a material violation of any Requirement of Law from any Governmental Authority, a certificate of the chief executive officer or chief financial officer of Customer specifying the nature thereof and the Credit Parties's proposed response thereto, each in reasonable detail;

    (H) promptly after any Credit Party learns of any material labor dispute to which a Credit Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Credit Party is a party or by which it is bound, a certificate of the chief executive officer or chief financial officer of Customer specifying the nature thereof and the Credit Parties's proposed response thereto, each in reasonable detail;

    (I) within five (5) Business Days after request by IBM Credit, any written certificates, schedules and reports together with all supporting documents as IBM Credit may reasonably request relating to the Collateral or any Credit Party's or any guarantor's business affairs and financial condition;

    (J) by the fifth (5th) day of each month, or as otherwise agreed in writing, a Collateral Management Report as of a date no earlier than the last day of the immediately preceding month;

    (K) along with the Financial Statements set forth in Section 7.1(A) and
(B), the name, address and phone number of each of the Credit Parties's Account debtors' primary contacts for each Account on the Accounts aging report contained in its most recent Collateral Management Report; and

    (L) within five (5) days after the same are sent, copies of all Financial Statements and reports which Customer sends to its stockholders, and within five
(5) days after the same are filed, copies of all Financial Statements and reports which Customer may make to, or file with, the Securities and Exchange Commission or any successor or analogous governmental authority.

Each certificate, schedule and report provided by a Credit Party to IBM Credit shall be signed by an authorized officer of such Credit Party, and which signature shall be deemed a representation and warranty that the information contained in such certificate, schedule or report is true and accurate in all material respects on the date as of which such certificate, schedule or report is made and does not omit to state a material fact necessary in order to make the statements contained therein not misleading at such time. Each Financial Statement delivered pursuant to this Section 7.1 shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods. The Credit

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

Parties shall cause the audited Financial Statements and accompanying documents set forth in Section 7.1(A)(i) to be delivered directly by the Auditors to IBM Credit only via first class mail.

7.2. Location of Collateral. The inventory, equipment and other tangible Collateral shall be kept or sold at the addresses as set forth on Attachment B or on any notice provided by Customer to IBM Credit in accordance with Section 7.8(C). Such locations shall be certified quarterly to IBM Credit substantially in the form of Attachment F.

7.3. Changes in Credit Party. The Credit Parties shall provide thirty (30) days prior written notice to IBM Credit of any change in a Credit Party's "location" (as defined in Article 9 of the U.C.C.), name, chief executive office and principal place of business, organization, form of ownership or corporate structure; provided, however, that a Credit Party's compliance with this covenant shall not relieve it of any of its other obligations or any other provisions under this Agreement or any Other Document limiting actions of the type described in this Section.

7.4. Corporate Existence. Each Credit Party shall (A) maintain its corporate existence, maintain in full force and effect all rights, privileges, licenses, bonds, franchises, leases and qualifications to do business, and all Properties, contracts and other rights necessary to the profitable conduct of its business,
(B) cause each of its Subsidiaries to maintain its legal entity existence, maintain in full force and effect all rights, privileges, licenses, bonds, franchises, leases and qualification to do business, and all properties, contracts and other rights necessary to the profitable conduct of its business,
(C) authorize for itself and, if applicable, cause each of its Subsidiaries to authorize IBM Credit to file revised UCC-1 financing statements if such Credit Party or such Subsidiary changes its legal name, (D) continue in, and limit its operations to, the same general lines of business as presently conducted by it unless otherwise permitted in writing by IBM Credit and (E) comply with all Requirements of Law.

7.5. Payment of Obligations. Each Credit Party and its Subsidiaries shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Credit Party or its Subsidiaries, as the case may be.

7.6. ERISA. Each Credit Party shall promptly notify IBM Credit in writing after it learns of (i) the occurrence of any event which would constitute a "reportable event" under ERISA or any regulations thereunder with respect to any Plan, ii) a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multi-employer Benefit Plan or
(iii) the institution of proceedings or the taking of any other action by the PBGC or Customer or any Commonly Controlled Entity or any Multi-employer Benefit Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan. Notwithstanding the foregoing, a Credit Party shall have no obligation to notify IBM Credit as to any "reportable event" as to which the 30-day notice requirement of Section 4043(b) has been waived by the PBGC, until such time as such Credit Party is required to notify the PBGC of such reportable event.

Such notification shall include a certificate of the chief financial officer of Customer setting forth details as to such "reportable event" and the action which the Credit Party proposes to take with respect thereto, together with a copy of any notice of such "reportable event" which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute such proceedings. Upon request of IBM Credit, the Credit Parties shall furnish, or cause the plan administrator to furnish, to IBM Credit the most recently filed annual report for each Plan.

7.7. Environmental Matters. (A) The Credit Parties and any other Person under the Credit Parties's control (including, without limitation, agents and Affiliates under such control) shall (i) comply with all Environmental Laws in all material respects, and (ii) undertake to use commercially reasonable efforts to prevent any unlawful release of any Hazardous Substance by such Credit Party or such Person into,

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

upon, over or under any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by it.

    (B) The Credit Parties shall notify IBM Credit, promptly upon its obtaining knowledge of (i) any non-routine proceeding or investigation by any Governmental Authority with respect to the presence of any Hazardous Substances on or in any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by any Credit Party, (ii) all claims made or threatened by any Person or Governmental Authority against any Credit Party or any of its assets relating to any loss or injury resulting from any Hazardous Substance, (iii) a Credit Party's discovery of evidence of unlawful disposal of or environmental contamination by any Hazardous Substance on any property now or hereinafter owned, leased or otherwise controlled (directly or indirectly) by a Credit Party, and (iv) any occurrence or condition which could constitute a violation of any Environmental Law.

7.8. Collateral Books and Records/Collateral Audit. (A) Each Credit Party agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with GAAP and good business practice, and agrees that such books and records will reflect IBM Credit's interest in the Accounts.

    (B) Each Credit Party agrees that IBM Credit or its agents may enter upon the premises of such Credit Party at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence and during the continuance of an Event of Default for the purposes of (i) inspecting the Collateral, (ii) inspecting and/or copying (at such Credit Party's expense) any and all records pertaining thereto, (iii) discussing the affairs, finances and business of the Credit Parties with any officers, employees and directors of the Credit Parties or with the Auditors and (iv) verifying Eligible Accounts and other Collateral. Each of the Credit Parties also agrees to provide IBM Credit with such reasonable information and documentation that IBM Credit deems necessary to conduct the foregoing activities, including, without limitation, reasonably requested samplings of purchase orders, invoices and evidences of delivery or other performance.

Upon the occurrence and during the continuance of an Event of Default which has not been waived by IBM Credit in writing, IBM Credit may conduct any of the foregoing activities in any manner that IBM Credit deems reasonably necessary.

    (C) Each Credit Party shall give IBM Credit thirty (30) days prior written notice of any change in the location of any Collateral, the location of its books and records or in the location of its chief executive office or place of business from the locations specified in Attachment B, and will execute in advance of such change and cause to be filed and/or delivered to IBM Credit any financing statements, landlord or other lien waivers, or other documents reasonably required by IBM Credit, all in form and substance reasonably satisfactory to IBM Credit.

    (D) Each Credit Party agrees to advise IBM Credit promptly, in reasonably sufficient detail, of any substantial change relating to the type, quantity or quality of the Collateral, or any event which could reasonably be expected to have a Material Adverse Effect on the value of the Collateral or on the security interests granted to IBM Credit therein.

    (E) Each Credit Party shall, and shall cause each of its subsidiaries to, from time to time, do and perform any and all acts and execute any and all instruments, notices and other documents, reasonably required or recommended by IBM Credit to address concerns identified by IBM Credit during the course of any audit of any Credit Party, or any of its subsidiaries' books and records, or assets.

7.9. Insurance; Casualty Loss. Each Credit Party agrees to maintain with financially sound and reputable insurance companies: (i) insurance on its properties, (ii) public liability insurance against claims for personal injury or death as a result of the use of any products sold by it and (iii) insurance coverage against other business risks, in each case, in at least such amounts and against at least such risks as are

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

usually and prudently insured against in the same general geographical area by companies of established repute engaged in the same or a similar business. Each Credit Party will furnish to IBM Credit, upon its written request and thirty
(30) days after the end of each fiscal year, the insurance certificates with respect to such insurance. In addition, all Policies so maintained are to name IBM Credit as an additional insured as its interest may appear.

If a Credit Party fails to pay any cost, charges or premiums, or if a Credit Party fails to insure the Collateral, IBM Credit may pay such costs, charges or premiums. Any amounts paid by IBM Credit hereunder shall be considered an additional debt owed by the Credit Parties to IBM Credit and are due and payable immediately upon receipt of an invoice by IBM Credit.

7.10. Taxes. Each Credit Party agrees to pay and cause each Subsidiary to pay, when due, all taxes, fees or other charges lawfully levied or assessed against it or any of the Collateral before any penalty or interest accrues thereon unless such taxes are being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and an adequate reserve or other appropriate provisions have been made therefor as required in order to be in conformity with GAAP and an adverse determination in such proceedings could not reasonably be expected to have a Material Adverse Effect no tax lien has been filed, and, to the knowledge of any Credit Party's or any of its Subsidiaries, no claim is being asserted, with respect to any such tax, fee or other charge.

7.11. Compliance With Laws. Each Credit Party agrees to comply with all material Requirements of Law applicable to the Collateral or any part thereof, or to the operation of its business.

7.12. Fiscal Year. Each Credit Party agrees to maintain its fiscal year as a year ending March 31 unless Customer provides IBM Credit at least thirty (30) days prior written notice of any change thereof.

7.13. Intellectual Property. (A) Each Credit Party (either itself or through licensees) will (i) use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless IBM Credit shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby such Trademark may become invalidated or impaired in any way.

    (B) No Credit Party (either itself or through licensees) will do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

    (C) Each Credit Party (either itself or through licensees) (i) will employ each [material] Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. No Credit Party will (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

    (D) No Credit Party (either itself or through licensees) will use any material Intellectual Property to infringe the intellectual property rights of any other Person.

    (E) Each Credit Party will notify IBM Credit immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any other Governmental

Authority in any country) regarding Customer's ownership of, or the validity of, any material Intellectual Property or Customer's right to register the same or to own and maintain the same.

    (F) Whenever any Credit Party, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Credit Party shall report such filing to IBM Credit within five (5) Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of IBM Credit, such Credit Party shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as IBM Credit may request to evidence IBM Credit's security interest in any Copyright, Patent or Trademark and the goodwill and General Intangibles of such Credit Party relating thereto or represented thereby.

    (G) Each Credit Party will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

    (H) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, the applicable Credit Party shall
(i) take such actions as it shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) promptly notify IBM Credit after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

7.14. Maintenance of Property. Each Credit Party shall maintain all of its material properties (business and otherwise) in good condition and repair (ordinary wear and tear excepted) and pay and discharge all costs of repair and maintenance thereof and all rental and mortgage payments and related charges pertaining thereto and not commit or permit any waste with respect to any of its material properties.

7.15.  Collateral. Each Credit Party shall:

    (A) from time to time upon request of IBM Credit, provide IBM Credit with access to copies of all invoices, delivery evidences and other such documents relating to each Account;

    (B) promptly upon a Credit Party obtaining knowledge thereof, furnish to and inform IBM Credit of all material adverse information relating to the financial condition of any Account debtor whose outstanding obligations to such Credit Party constitute two percent (2%) or more of the Accounts at such time (a "Material Account Debtor");

    (C) promptly upon a Credit Party learning thereof, notify IBM Credit in writing of any event which would cause any obligation of a Material Account Debtor to become an Ineligible Account;

    (D) keep all goods rejected or returned by any Account debtor and all goods repossessed or stopped in transit by any Credit Party from any Account debtor segregated from other property of such Credit Party, holding the same in trust for IBM Credit until such Credit Party applies a credit against such Account debtor's outstanding obligations to such Credit Party or sells such goods in the ordinary course of business, whichever occurs earlier;

    (E) stamp or otherwise mark chattel paper and instruments now owned or hereafter acquired by it in conspicuous type to show that the same are subject to IBM Credit's security interest and immediately thereafter deliver or cause such chattel paper and instruments to be delivered to IBM Credit or any agent designated by IBM Credit with appropriate endorsements and assignments to vest title and possession in IBM Credit;

    (F) use commercially reasonable efforts to collect all Accounts owed;

    (G) promptly notify IBM Credit of any material loss, theft or destruction of or damage to any of the Collateral. Each Credit Party shall diligently file and prosecute its claim for any award or payment in connection with any such material loss, theft, destruction of or damage to Collateral. Each Credit Party shall, upon demand of IBM Credit, make, execute and deliver any assignments and other instruments sufficient for the purpose of assigning any such award or payment to IBM Credit, free of any encumbrances of any kind whatsoever;

    (H) consistent with reasonable commercial practice, observe and perform all matters and things necessary or expedient to be observed or performed under or by virtue of any lease, license, concession or franchise forming part of the Collateral in order to preserve, protect and maintain all the rights of IBM Credit thereunder;

    (I) consistent with reasonable commercial practice, maintain, use and operate the Collateral and carry on and conduct its business in a proper and efficient manner so as to preserve and protect the Collateral and the earnings, incomes, rents, issues and profits thereof; and

    (J) at any time and from time to time, upon the request of IBM Credit, and at the sole expense of the Credit Parties, each Credit Party will promptly and duly execute and deliver such further instruments and documents and take such further action as IBM Credit may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the security interests granted herein and the payment of any and all recording taxes and filing fees in connection therewith.

7.16. Additional Collateral. (A) With respect to any property acquired after the Closing Date by any Credit Party or its domestic Subsidiary (other than any property described in paragraph (b), (c) or (d) below as to which IBM Credit does not have a perfected Lien, such Credit Party or its domestic Subsidiary shall promptly (i) execute and deliver to IBM Credit such amendments such other documents as IBM Credit deems necessary or advisable to grant to IBM Credit, a security interest in such property, (ii) in the case of Investment Property, Deposit Accounts, and any other relevant Collateral, take any actions requested by IBM Credit to enable IBM Credit to obtain control (within the meaning of U.C.C.) with respect thereto, (iii) cause IBM Credit's name to be noted as secured party on any certificate of title for a titled good if such notation is deemed necessary or advisable by IBM Credit for the attachment, perfection or priority of, or the ability of IBM Credit to enforce or realize on, IBM Credit's security interest in such Collateral, (iv) comply with any material Requirement of Law as to any Collateral if such compliance is deemed necessary or advisable by IBM Credit for the attachment, perfection or priority of, or the ability of IBM Credit to enforce, IBM Credit's security interest in such Collateral, (v) obtain consents and approvals from any Governmental Authority or other Person, including without limitation any consent of licensor, lessor or other Person obligated on Collateral, (vi) execute and deliver such documents, agreements, and instruments as may be required by IBM Credit to further evidence and perfect its security interests in all Intellectual Property, (vii) obtain waivers from mortgagees and landlords in form and substance satisfactory to IBM Credit, and
(viii) take all actions necessary or advisable to grant to IBM Credit a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by law or as may be requested by IBM Credit.

    (B) If any Credit Party shall at any time hold or acquire a Commercial Tort Claim, then Customer shall immediately notify IBM Credit in a writing signed by such Credit Party of the details thereof

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

and grant to IBM in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to IBM Credit.

    (C) Each Credit Party will permit IBM Credit, or its designee, to inspect the Collateral at any reasonable time or times, wherever located.

    (D) With respect to any new Domestic Subsidiary created or acquired after the Closing Date by a Credit Party or its Domestic Subsidiary, such Credit Party or such Domestic Subsidiary shall promptly (i) execute and deliver to IBM Credit such amendments to this Agreement, and execute such other documents, instruments and agreements, as IBM Credit deems necessary or advisable to grant to IBM Credit a perfected first priority security interest in the capital stock of such new Subsidiary that is owned by such Credit Party or its Domestic Subsidiary,
(ii) deliver to IBM Credit the certificates representing such capital stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Credit Party or the relevant Domestic Subsidiary,
(iii) cause such new Domestic Subsidiary (A) to become a party to this Agreement or such other agreements, documents or Instruments, as IBM Credit deems necessary or advisable (B) to take such actions necessary or advisable to grant to IBM Credit a perfected first priority with respect to such new Domestic Subsidiary including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required or by law or as may be requested by IBM Credit and (iv) if requested by IBM Credit, deliver to the IBM Credit legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the IBM Credit.

    (E) Notwithstanding the foregoing:

(i) if a Credit Party or its Domestic Subsidiary of Credit Party acquires a Domestic Subsidiary after the Closing Date and provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to the acquisition, (b) such acquisition is not financed by IBM Credit, and (c) the Borrowing Base equals or exceeds the Revolving A Credit Facility (and the Revolving B Facility if such facility has been drawn upon) such Credit Party and new Domestic Subsidiary shall not be required to take any action under Section 7.16(D) in connection with such acquisition.

(ii) if a Credit Party or a Domestic Subsidiary of a Credit Party acquires a Domestic Subsidiary (and such acquisition is financed by IBM Credit), such Credit Party or such Subsidiary can request that it not be required to comply with Section 7.16 (D) with respect to such acquisition, and IBM Credit will not unreasonably withhold its consent to such request provided that the Borrowing Base exceeds the Revolving A Credit Facility (and the Revolving B Credit Facility if it has been drawn upon) and no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such acquisition.

(iii) if a Credit Party or its Domestic Subsidiary otherwise creates or forms a Domestic Subsidiary (other than in connection with an acquisition), such Credit Party or such Subsidiary can request that it not be required to comply with
Section 7.16 (D) and IBM Credit will not unreasonably withhold its consent to such request provided that the Borrowing Base exceeds the Revolving A Credit Facility (and the Revolving B Credit Facility if it has been drawn upon) and no Default or Event of Default shall have occurred and be continuing at the time of such request and after giving effect to the creation of such Domestic Subsidiary. No Unrestricted Domestic Subsidiary or Foreign Subsidiary may own capital stock of a Credit Party or Subsidiary of a Credit Party (other than an Unrestricted Subsidiary).

    (F) Notwithstanding anything herein to the contrary, no Credit Party nor any Subsidiary of a Credit Party shall at any time (i) provide a guarantee of any Indebtedness of any Unrestricted Domestic Subsidiary or Foreign Subsidiary except that (x) the Customer may guarantee the obligations of Pemstar de Mexico S.A. ("Pemstar Mexico") in connection with a credit facility to be provided by a financial institution to Pemstar Mexico in an aggregate amount not to exceed Ten Million Dollars ($10,000,000) and (y) the Customer may provide guaranties to support Foreign Subsidiaries obligations under operating

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leases provided that the obligations under all such guaranties do not exceed Ten
Million Dollars ($10,000,000) in the aggregate, (ii) be liable for any other Indebtedness of any Unrestricted Domestic Subsidiary or Foreign Subsidiary, or
(iii) be liable for any other Indebtedness (other than Indebtedness to U.S.
Bank) which provides that the holder thereof may (upon notice, lapse of time or both) declare a default therein (or cause such Indebtedness or the payment thereof to be accelerated, payable or subject to repurchase prior to its final scheduled maturities) upon the occurrence of a default with respect to any Indebtedness of an Unrestricted Domestic Subsidiary or Foreign Subsidiary (iv) make loans, advances, payment of money or goods to an Unrestricted Domestic Subsidiary or Foreign Subsidiary except as otherwise provided in Section 8.15 hereof (v) make Restricted Payments to an Unrestricted Domestic Subsidiary or Foreign Subsidiary or (vi) make any Investment or equity contribution in an Unrestricted Domestic Subsidiary or Foreign Subsidiary except that a Credit
Party may make an equity contribution in (x) the Unrestricted Foreign Subsidiaries and Pemstar Mexico provided that the aggregate amount of all such Investments and equity contributions in all the Unrestricted Foreign
Subsidiaries do not exceed Thirty-one Million Six Hundred Fifty-three Thousand Nine Hundred Seventy-three Dollars ($31,653,973) in the aggregate and (y)
Foreign Subsidiaries (other than Unrestricted Foreign Subsidiaries) provided that the aggregate amount of all equity investments made by the Credit Parties in any Foreign Subsidiary (other than Unrestricted Foreign Subsidiaries) shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate per such Foreign Subsidiary. No Unrestricted Domestic Subsidiary or Foreign Subsidiary may be merged into the Customer or any Credit Party or liquidate into or transfer substantially all of its assets to the Customer or any other Subsidiary (other than an Unrestricted Subsidiary).

7.17. Subsidiaries. IBM Credit may require that any Domestic Subsidiaries of a Credit Party (subject to Section 7.16 (D)), of a Credit Party become parties to this Agreement as a Credit Party or to any other agreement executed in connection with this Agreement as guarantors or sureties. Each Credit Party will comply, and cause all of its Subsidiaries to comply with Sections 7 and 8 of this Agreement, as if such sections applied directly to such Subsidiaries except as otherwise provided herein.

7.18. Financial Covenants; Additional Covenants. Each Credit Party acknowledges and agrees that it shall maintain the financial covenants and other covenants set forth in the attachments, exhibits and other addenda incorporated in this Agreement.

                      Section 8. NEGATIVE COVENANTS

Until termination of this Agreement and the indefeasible payment and satisfaction of all Obligations hereunder:

8.1. Liens. No Credit Party will, directly or indirectly assign, pledge, transfer, create, incur, assume, permit to exist or otherwise permit any Lien or judgment to exist on any of its personal property or any property of its Subsidiary, assets, revenues or goods, whether real, personal or mixed, whether now owned or hereafter acquired except for (i) Permitted Liens and (ii) liens on the assets of any of the Unrestricted Foreign Subsidiaries to the extent such liens were granted to financial institutions in connection with financing provided to such Unrestricted Foreign Subsidiary.

8.2. Disposition of Assets. No Credit Party will, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than (i) sales of inventory in the ordinary course of business and short term rental of inventory as demonstrations in amounts not material to it, and (ii) voluntary dispositions of individual assets and obsolete or worn out property in the ordinary course of business, provided, that the aggregate book value of all such assets and property so sold or disposed of under this section 8.2 (ii) in any fiscal year shall not exceed 5% of the consolidated assets of such Credit Party as of the beginning of such fiscal year, and (iii) dispositions permitted in
Section 8.2.

8.3. Corporate Changes. No Credit Party will, without the prior written consent of IBM Credit, directly or indirectly, merge, consolidate, liquidate, wind up, dissolve itself or suffer any liquidation or

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

dissolution, or enter into or engage in any operation or activity materially different from that presently being conducted by it except that:

    (A) any Domestic Subsidiary (but not a Foreign Subsidiary) of Customer may be merged or consolidated with or into Customer (provided that Customer shall be the continuing or surviving corporation) ; and

    (B) any Subsidiary of Customer may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Customer.

8.4. Guaranties. No Credit Party will, directly or indirectly, assume, guaranty, endorse, or otherwise become liable upon the obligations of any other Person, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) by the giving of indemnities in connection with the sale of inventory or other asset dispositions permitted hereunder, (iii) for guaranties in favor of IBM Credit, and (iv) guaranty to suppliers of the Credit Parties's subsidiaries' obligations in the aggregate less than ten million dollars ($10,000,000.00).

8.5. Restricted Payments. No Credit Party will, directly or indirectly: (i) declare or pay any dividend (other than dividends payable solely in common stock of such Credit Party, except for those dividends payable from Turtle Mountain to Customer) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of such Credit Party or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Credit Party; or (ii) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than the Obligations) in the aggregate not to exceed $250,000.00.

8.6. Capital Expenditures. No Credit Party or Subsidiary shall make or commit to make any Capital Expenditure, except Capital Expenditures of Customer and its Subsidiaries in the ordinary course of business as defined in Attachment A.

8.7. Investments. The Customer will not, directly or indirectly, make, maintain or acquire any Investment in any Person other than:


    (A) interest bearing deposit accounts (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program;

    (B) direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations guaranteed as to principal and interest by the United States of America or any agency thereof;

    (C) stock or obligations issued to Customer in settlement of claims against others by reason of an event of bankruptcy or a composition or the readjustment of debt or a reorganization of any debtor of Customer; and

    (D) commercial paper of any company organized under the laws of any State of the United States or any bank organized or licensed to conduct a banking business under the laws of the United States or any State thereof having the short-term highest rating then given by Moody's Investor's Services, Inc. or Standard & Poor's Corporation.

8.8. Affiliate/Subsidiary Transactions. Subject to Section 8.15, no Credit Party will, directly or indirectly, enter into any transaction with any Affiliate or Subsidiary, including, without limitation, the

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

purchase, sale or exchange of property or the rendering of any service to any Affiliate or Subsidiary of such Credit Party except in the ordinary course of business and pursuant to the reasonable requirements of its business upon fair and reasonable terms no less favorable to such Credit Party than could be obtained in a comparable arm's-length transaction with an unaffiliated Person.

8.9. ERISA. No Credit Party will (A) terminate any Plan so as to incur a material liability to the PBGC (as defined in Section 6.12 of this Agreement),
(B) permit any "prohibited transaction" involving any Plan (other than a "multi-employer benefit plan") which would subject the such Credit Party to a material tax or penalty on "prohibited transactions" under the Code or ERISA,
(C) fail to pay to any Plan any contribution which they are obligated to pay under the terms of such Plan, if such failure would result in a material "accumulated funding deficiency", whether or not waived, (D) allow or suffer to exist any occurrence of a "reportable event" or any other event or condition, which presents a material risk of termination by the PBGC of any Plan (other than a "multi-employer benefit plan"), or (E) fail to notify IBM Credit as required in Section 7.5. As used in this Agreement, the terms "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA. For purposes of this Section 8.8, the terms "material liability", "tax", "penalty", "accumulated funding deficiency" and "risk of termination" shall mean a liability, tax, penalty, accumulated funding deficiency or risk of termination which could reasonably be expected to have a Material Adverse Effect.

8.10. Additional Negative Pledges. No Credit Party will, directly or indirectly, create or otherwise cause or permit to exist or become effective (i) any contractual obligation which may restrict or inhibit IBM Credit's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence and during the continuance of an Event of Default (ii) any agreement that prohibits or limits the ability of any Credit Party or any of its Subsidiaries, other than foreign Subsidiaries, to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the Other Documents and
(b) any agreements governing any purchase money Liens otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

8.11. Storage of Collateral with Bailees and Warehousemen. Collateral shall not be stored with a bailee, warehouseman or similar party without the prior written consent of IBM Credit unless the Credit Parties will, concurrently with the delivery of such Collateral to such party, cause such party to issue and deliver to IBM Credit, warehouse receipts in the name of IBM Credit evidencing the storage of such Collateral.

8.12. Use of Proceeds. No Credit Party shall use any portion of the proceeds of any Advances other than for its general working capital requirements and for acquisitions consented to by IBM Credit.

8.13. Accounts. No Credit Party shall permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto, which would affect IBM Credit's ability to collect payment on any Account in whole or in part, except for such extensions, compromises or settlements made by such Credit Party in the ordinary course of its business, provided, however, that the aggregate amount of such extensions, compromises or settlements does not exceed five percent (5%) of the such Credit Party's Accounts at any time.

8.14. Indebtedness. No Credit Party will create, incur, assume or permit to exist any Indebtedness, except for Permitted Indebtedness.

8.15. Loans. No Credit Party, without the prior written consent of IBM Credit, will make any loans, advances, contributions or payments of money or goods to any Subsidiary, affiliate or parent corporation or to any officer, director, or stockholder of such Credit Party or of any such Credit Party or of any such company (except for compensation for personal services actually rendered) except for

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

transactions expressly authorized in this Agreement. Notwithstanding the foregoing, and provided that no Default or Event of Default has occurred and is continuing or will result from the following:

(a)    Credit Parties may make loans, advances or contributions to each other;

(b) Credit Parties may make loans and advances either individually or jointly and otherwise make payment of money to Unrestricted Foreign Subsidiaries provided that after giving effect to such loan or advance or payment of money, the aggregate amount of all loans, advances and other payment of money made by all of the Credit Parties to all Unrestricted Foreign Subsidiaries and Pemstar Mexico does not exceed $44,000,000 in the aggregate;

(c) Credit Parties may make loans and advances individually or jointly and payment of money to Foreign Subsidiaries (other than Unrestricted Foreign Subsidiaries) provided that after giving effect to such loan or advance or payment of money, the aggregate amount of all loans, advances and other payment of money made to all such Foreign Subsidiaries (excluding Unrestricted Foreign Subsidiaries and Pemstar Mexico pursuant to clause (b) hereof) shall not exceed $20,000,000 in the aggregate.

8.16. Changes in Accounting Practices. No Credit Party nor any of its Subsidiaries shall change, modify or alter its accounting policies or reporting practices, except as in accordance with GAAP and only twice during the term of the Agreement.

8.17. Hedge Agreements. Unless in the ordinary course of business, no Credit Party shall enter into or permit its Subsidiaries to enter into any Hedge Agreements, whether or not such Hedge Agreement was for interest rate protection purpose only and was non-speculative in nature or purpose.

8.18. Clauses Restricting Subsidiary Distributions. No Credit Party shall enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Customer to (a) make Restricted Payments in respect of any capital stock of such Subsidiary held by, or pay any Indebtedness owed to, Customer or any other Subsidiary of Customer, (b) make loans or advances to, or other Investments in, any Credit Party or any other Subsidiary of Customer or (c) transfer any of its assets to a Credit Party or any other Subsidiary of Customer, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under this Agreement or the Other Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

8.19. New Foreign Subsidiaries. (i) No Credit Party shall permit any of its Domestic Subsidiaries to and (ii) and Pemstar Luxembourg S.a.r.l shall not directly establish or acquire any Foreign Subsidiary not existing as of the date of this Agreement and listed on Schedule 6.20 hereto. The Customer and Pemstar Netherlands Holding B.V. ("Pemstar Netherlands") may create directly owned Foreign Subsidiaries subject to the fulfillment of the conditions set forth in this Section 8.19 to the satisfaction of IBM Credit in its sole discretion. If the new Foreign Subsidiary is directly owned by the Customer, the Customer shall
(i) pledge two-thirds (less one share) of all of such Foreign Subsidiary's stock to IBM Credit (ii) and shall cause the new Foreign Subsidiary's to execute such documents, instruments and agreements as IBM Credit deems necessary or advisable and grant IBM Credit a first perfected security interest in the capital stock (or equivalent) of such new Foreign Subsidiary (iii) deliver to IBM Credit the certificates representing the capital stock with undated stock powers and (iv) deliver to IBM Credit opinions in form and substance and from counsel satisfactory to IBM Credit. If the new Foreign Subsidiary is wholly owned (directly) by Pemstar Netherlands, the Customer shall deliver or cause to be delivered opinions in form and substance satisfactory to IBM Credit.

                          Section 9. DEFAULT

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9.1.   Event of Default. Any one or more of the following events shall constitute an Event of Default by the Credit Parties under this Agreement and the Other Documents:

    (A) The failure to make timely payment of the Obligations or any part thereof when due and payable;

    (B) Any Credit Party fails to comply with or observe any term, covenant or agreement contained in this Agreement or any Other Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 9.1) and such failure to comply shall continue for a period of 30 days after the earlier to occur of Customer's receipt of notice of such failure from IBM Credit or the date on which such failure first becomes known to any Credit Parties's officers;

    (C) Any representation, warranty, statement, report or certificate made or delivered by or on behalf of a Credit Party or any of its officers, employees or agents or by or on behalf of any Guarantor to IBM Credit was false in any material respect at the time when made or deemed made;

    (D) The occurrence of any event or circumstance which has a Material Adverse Effect;

    (E) Any Credit Party, any Subsidiary or any Guarantor shall generally not pay its debts as such debts become due, become or otherwise declare itself insolvent, file a voluntary petition for bankruptcy protection, have filed against it any involuntary bankruptcy petition, cease to do business as a going concern, make any assignment for the benefit of creditors, or a custodian, receiver, trustee, liquidator, administrator or person with similar powers shall be appointed for any Credit Party, any Subsidiary or any Guarantor or any of its respective properties or have any of its respective properties seized or attached, or take any action to authorize, or for the purpose of effectuating, the foregoing, provided, however, that any Credit Party, any Subsidiary or any guarantor shall have a period of sixty (60) days within which to discharge any involuntary petition for bankruptcy or similar proceeding;

    (F) The use of any funds borrowed from IBM Credit under this Agreement for any purpose other than as provided in this Agreement;

    (G) The entry of any judgment against any Credit Party or any Guarantor in an amount in excess of $250,000.00 and such judgment is not satisfied, dismissed, stayed or superseded by bond within thirty (30) days after the day of entry thereof (and in the event of a stay or supersedeas bond, such judgment is not discharged within thirty (30) days after termination of any such stay or bond) or such judgment is not fully covered by insurance as to which the insurance company has acknowledged its obligation to pay such judgment in full;

    (H) The dissolution or liquidation of any Credit Party, any Subsidiary or any Guarantor, or any Credit Party or any Guarantor or its directors or stockholders shall take any action to dissolve or liquidate any Credit Party or any Guarantor;

    (I) Any "going concern" or like qualification or exception, or qualification arising out of the scope of an audit by an Auditor of its opinion relative to any Financial Statement delivered to IBM Credit under this Agreement;

    (J) There issues a warrant of distress for any rent or taxes with respect to any premises occupied by a Credit Party in or upon which the Collateral, or any part thereof, may at any time be situated and such warrant shall continue for a period of ten (10) Business Days from the date such warrant is issued;

    (K) a Credit Party suspends business;

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

    (L) The occurrence of any event or condition that permits the holder of any material Indebtedness arising in one or more related or unrelated transactions to accelerate the maturity thereof or the failure of a Credit Party to pay when due any such Indebtedness in an amount, in the aggregate, not to exceed $1,000,000.00;

    (M) Any Guaranty shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void by a court of competent jurisdiction or the validity or enforceability thereof shall be contested or denied by any such Guarantor, or any such Guarantor shall deny that it has any further liability or obligation thereunder or any such Guarantor shall fail to comply with or observe any of the terms, provisions or conditions contained in any such Guaranty;

    (N) Any Credit Party is in default under the material terms of any of the Other Documents after the expiration of any applicable cure periods;

    (O) There shall occur a "reportable event" with respect to any Plan, or any Plan shall be subject to termination proceedings (whether voluntary or involuntary) and there shall result from such "reportable event" or termination proceedings a liability of Customer to the PBGC which in the reasonable opinion of IBM Credit will have a Material Adverse Effect;

    (P) Any "person" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires a beneficial interest in 50% or more of the Voting Stock of Customer or Customer shall cease to own, directly or indirectly, less than 100% of the Voting Stock of each Credit Party (other than Customer);

    (Q) the Customer shall cease to own directly 100% of the voting stock of Pemstar FSC, Inc. or Pemstar Luxembourg S.a.r.l or any new Foreign Subsidiary created or acquired by the Customer or (ii) 100% ownership interest in Pemstar Luxembourg S.a.r.l or Pemstar FSC, Inc. or any new Foreign Subsidiary created or acquired by the Customer; or

    (R) Pemstar Luxembourg S.a.r.l shall cease to own directly (i) 100% of the voting stock of Pemstar Netherlands or (ii) 100% ownership interest in Pemstar Netherlands; or

    (S) Pemstar Netherlands shall cease to own directly (i) 100% of the voting stock of Pemstar Brasil Ltda., Pemstar Ireland Ltd., Pemstar (Tianjin) Enterprise Ltd., Pemstar Thailand Ltd., Pemstar Mexico or Pemstar BV or (ii) 100% ownership interest in Pemstar Brasil Ltda., Pemstar Ireland, Ltd., Pemstar (Tianjin) Enterprise Ltd., Pemstar Thailand Ltd., Pemstar Mexico, or Pemstar B.V. or (iii) 100% of the voting stock or 100% of the ownership interest of any new Foreign Subsidiary created or acquired by it; or

    (T) The Customer or Pemstar Netherlands ceases to own directly (i) 100% of the voting stock of Pemstar Singapore Pte, Ltd or (ii) 100% of the ownership interests of Pemstar Singapore Pte, Ltd.

9.2. Acceleration. Upon the occurrence and during the continuance of an Event of Default which has not been waived in writing by IBM Credit, IBM Credit may, in its sole discretion, take any or all of the following actions, without prejudice to any other rights it may have at law or under this Agreement to enforce its claims against the Credit Parties: (a) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in Section 9.1(E) hereof, in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of IBM Credit; and (b) immediately terminate the Credit Line hereunder.

9.3. Remedies. (A) Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, IBM Credit may exercise all rights and remedies of a secured party under the U.C.C. Without limiting the generality of the foregoing, IBM Credit may: (i) remove

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

from any premises where same may be located any and all documents, instruments, files and records (including the copying of any computer records), and any receptacles or cabinets containing same, relating to the Accounts, or IBM Credit may use (at the expense of the Credit Parties) such of the supplies or space of the Credit Parties at the Credit Parties's place of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (ii) bring suit, in the name of any Credit Parties or IBM Credit and generally shall have all other rights respecting said Accounts, including without limitation the right to accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of any Credit Party or IBM Credit; (iii) sell, assign and deliver the Accounts and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at IBM Credit's sole option and discretion, and IBM Credit may bid or become a purchaser at any such sale; and (iv) foreclose the security interests created pursuant to this Agreement by any available judicial procedure, or to take possession of any or all of the Collateral without judicial process and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

    (B) Upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, IBM Credit shall have the right to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of any Credit Party or IBM Credit, or in the name of such other party as IBM Credit may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as IBM Credit in its sole discretion may deem advisable, and IBM Credit shall have the right to purchase at any such sale.

If IBM Credit, in its sole discretion determines that any of the Collateral requires rebuilding, repairing, maintenance or preparation, IBM Credit shall have the right, at its option, to do such of the aforesaid as it deems necessary for the purpose of putting such Collateral in such saleable form as IBM Credit shall deem appropriate. Each Credit Party hereby agrees that any disposition by IBM Credit of any Collateral pursuant to and in accordance with the terms of a repurchase agreement between IBM Credit and the manufacturer or any supplier (including any Authorized Supplier) of such Collateral constitutes a commercially reasonable sale. Each Credit Party agrees, at the request of IBM Credit, to assemble the Collateral and to make it available to IBM Credit at places which IBM Credit shall select, whether at the premises of such Credit Party or elsewhere, and to make available to IBM Credit the premises and facilities of such Credit Party for the purpose of IBM Credit's taking possession of, removing or putting such Collateral in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) Business Days notice shall constitute reasonable notification.

    (C) Unless expressly prohibited by the licensor thereof, if any, IBM Credit is hereby granted, upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by IBM Credit, an irrevocable, non-exclusive license to use, assign, license or sublicense all computer software programs, data bases, processes and materials used by any Credit Party in its businesses or in connection with any of the Collateral.

    (D) The net cash proceeds resulting from IBM Credit's exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by IBM Credit to the payment of the Obligations, whether due or to become due, in such order as IBM Credit may in it sole discretion elect. Each Credit Party shall remain liable to IBM Credit for any deficiencies, and IBM Credit in turn agrees to remit to the applicable Credit Party or its successors or assigns, any surplus resulting therefrom.

    (E) The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

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9.4.   Waiver. If IBM Credit seeks to take possession of any of the Collateral by any court process each Credit Party hereby irrevocably waives to the extent permitted by applicable law any bonds, surety and security relating thereto required by any statute, court rule or otherwise as an incident to such possession and any demand for possession of the Collateral prior to the commencement of any suit or action to recover possession thereof. In addition, each Credit Party waives to the extent permitted by applicable law all rights of set-off it may have against IBM Credit. Each Credit Party further waives to the extent permitted by applicable law presentment, demand and protest, and notices of non-payment, non-performance, any right of contribution, dishonor, and any other demands, and notices required by law.

                  Section 10. JOINT AND SEVERAL GUARANTY

    (1) Each Credit Party hereby jointly and severally guarantees to IBM Credit the prompt payment when due and the full, prompt, and faithful performance of any and all Obligations upon which any other Credit Party is in any manner obligated, heretofore, now, or hereafter owned, contracted or acquired by IBM Credit, whether the same are individual, joint or several, primary, secondary, direct, contingent or otherwise. Each Credit Party irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (a) to be subrogated to the rights of IBM Credit against the other Credit Parties hereto with respect to such payment, in each such case, until such time as all Obligations have been paid in full or otherwise to be reimbursed, indemnified or exonerated by the other Credit Parties in respect thereof, or (b) to receive any payment, in the nature of contribution or for any other reason, from the other Credit Parties hereto with respect to such payment.

    (2) Notwithstanding any provision herein to the contrary, the liability of each Credit Party under this guaranty, shall in no event exceed the maximum amount that is valid and enforceable in any action or proceeding involving any applicable state corporate law or any applicable state or federal bankruptcy, insolvency, reorganization, fraudulent conveyance or other law involving the rights of creditors generally.

    (3) The liability of each Credit Party hereunder is direct and unconditional and shall not be affected by any extension, renewal or other change in the terms of payment or performance thereof, or the release, settlement or compromise of or with any party liable for the payment or performance thereof, the release or nonperfection of any security thereunder, or any change in the other Credit Parties's financial condition. Each Credit Party's obligation pursuant to this section shall continue for so long as any sums owing to IBM Credit by any Credit Party remains outstanding and unpaid, unless terminated in the manner provided herein. Each Credit Party acknowledges that its obligations hereunder are in addition to and independent of any agreement or transaction between IBM Credit and the other Credit Parties or any other person creating or reserving any lien, encumbrance or security interest in any property of the other Credit Parties's or any other person as security for any obligation of such Credit Party.

    (4) Each Credit Party has made an independent investigation of the financial condition of the other Credit Parties and guarantees the Obligations based on that investigation and not upon any representations made by IBM Credit. Each Credit Party acknowledges that it has access to current and future financial information of the other Credit Parties which will enable each Credit Party to continuously remain informed of the other Credit Parties's financial condition. Each Credit Party also consents to and agrees that the Obligations shall not be affected by IBM Credit's subsequent increases or decreases in the credit line that IBM Credit may grant to the other Credit Parties; substitutions, exchanges or releases of all or any part of the collateral now or hereafter securing any of the Obligations; sales or other dispositions of any or all of the collateral now or hereafter securing any of the Obligations; realizing on the collateral to the extent IBM Credit, in its sole discretion deems proper.

    (5) Each Credit Party waives to the extent permitted by applicable law (a) demand, protest and all notices of protest or dishonor, (b) all notices of payment and nonpayment, (c) all notices required by law, and (d) all notices of nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guarantees at any time held by IBM Credit on which any of the other Credit Parties may, in any way, be liable and each Credit Party hereby ratifies and confirms whatever IBM Credit may do in that regard.

    (6) This guaranty obligation and any and all obligations, liabilities, terms and provisions herein shall survive any and all bankruptcy or insolvency proceedings, actions and/or claims brought by or against any Credit Party, whether such proceedings, actions and/or claims are federal and/or state.

    (7) The Obligations are joint and several, shall be binding upon each Credit Party and each Credit Party's respective successors and assigns, and will be for IBM Credit's benefit and the benefit of IBM Credit's successors and assigns. The Obligations and any terms or provisions herein may be modified or amended only by a document signed by both IBM Credit and the Credit Parties.

                        Section 11. MISCELLANEOUS

11.1. Term; Termination. (A) This Agreement shall remain in force until the earlier of (i) the Termination Date, (ii) the date specified in a written notice by the Customer that they intend to terminate this Agreement which date shall be no less than ninety (90) days following the receipt by IBM Credit of such written notice, and (iii) termination by IBM Credit after the occurrence and during the continuance of an Event of Default. Upon the date that this Agreement is terminated, all of the Obligations shall be immediately due and payable in their entirety, notwithstanding any other provisions of this Agreement.

    (B) Until the indefeasible payment in full of all of the Obligations, no termination of this Agreement or any of the Other Documents shall in any way affect or impair (i) the Obligations to IBM Credit including, without limitation, any transaction or event occurring prior to and after such termination, or (ii) IBM Credit's rights hereunder, including, without limitation IBM Credit's security interest in the Collateral. On and after the Termination Date, IBM Credit may, but shall not be obligated to, upon the request of Customer, continue to provide Advances hereunder.

11.2. Indemnification. Each Credit Party hereby agrees to indemnify and hold harmless IBM Credit and each of its officers, directors, agents and assigns (collectively, the "Indemnified Persons") against all losses, claims, damages, liabilities or other expenses (including reasonable attorneys' fees and court costs now or hereinafter arising from the enforcement of this Agreement, the "Losses") to which any of them may become subject insofar as such Losses arise out of or are based upon any event, circumstance or condition (a) occurring or existing on or before the date of this Agreement relating to any financing arrangements IBM Credit may from time to time have with (i) any Credit Party,
(ii) any Person that shall be acquired by any Credit Party or (iii) any Person that a Credit Party may acquire all or substantially all of the assets of, or
(b) directly or indirectly, relating to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or to any of the Collateral or to any act or omission of any Credit Party in connection therewith. Notwithstanding the foregoing, the no Credit Party shall be obligated to indemnify IBM Credit for any Losses incurred by IBM Credit which are a result of IBM Credit's gross negligence or willful misconduct. The indemnity provided herein shall survive the termination of this Agreement.

11.3. Additional Obligations. IBM Credit, without waiving or releasing any Obligation or Default of any Credit Party, may perform any Obligations of any Credit Party that such Credit Party shall fail or refuse to perform and IBM Credit may, at any time or times hereafter, but shall be under no obligation to do so, pay, acquire or accept any assignment of any security interest, lien, encumbrance or claim against the Collateral asserted by any person. All sums paid by IBM Credit in performing in satisfaction or on account of the foregoing and any expenses, including reasonable attorney's fees, court costs, and other charges relating thereto, shall be a part of the Obligations, payable on demand and secured by the Collateral.

11.4. Participations. IBM Credit may, without the consent of the Credit Parties, sell, assign, or other transfer, interests or participations to one or more banks, finance companies, or other entities (a "Participant") in all or any portion of this Agreement and the Obligations hereunder.

11.5. LIMITATION OF LIABILITY. NEITHER IBM CREDIT NOR ANY OTHER INDEMNIFIED PERSON SHALL HAVE ANY LIABILITY WITH RESPECT TO ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY ANY CREDIT PARTY IN CONNECTION WITH THIS AGREEMENT, ANY OTHER AGREEMENT, ANY DELAY, OMISSION OR ERROR IN THE ELECTRONIC TRANSMISSION OR RECEIPT OF ANY E-DOCUMENT, OR ANY CLAIMS IN ANY MANNER RELATED THERETO. NOR SHALL IBM CREDIT NOR ANY OTHER INDEMNIFIED PERSON HAVE ANY LIABILITY TO ANY CREDIT PARTY OR ANY OTHER PERSON FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT OR THEM HEREUNDER, EXCEPT FOR ITS OR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE EVENT ANY CREDIT PARTY REQUESTS IBM CREDIT TO EFFECT A WITHDRAWAL OR DEBIT OF FUNDS FROM AN ACCOUNT OF A CREDIT PARTY, THEN IN NO EVENT SHALL IBM CREDIT BE LIABLE FOR ANY AMOUNT IN EXCESS OF ANY AMOUNT INCORRECTLY DEBITED, EXCEPT IN THE EVENT OF IBM CREDIT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NO PARTY SHALL BE LIABLE FOR ANY FAILURE TO PERFORM ITS OBLIGATIONS IN CONNECTION WITH ANY E-DOCUMENT, WHERE SUCH FAILURE RESULTS FROM ANY ACT OF GOD OR OTHER CAUSE BEYOND SUCH PARTY'S REASONABLE CONTROL (INCLUDING, WITHOUT LIMITATION, ANY MECHANICAL, ELECTRONIC OR COMMUNICATIONS FAILURE) WHICH PREVENTS SUCH PARTY FROM TRANSMITTING OR RECEIVING E-DOCUMENTS.

11.6. Alteration/Waiver. This Agreement and the Other Documents may not be altered or amended except by an agreement in writing signed by the Credit Parties and by IBM Credit. No delay or omission of IBM Credit to exercise any right or remedy hereunder, whether before or after the occurrence of any Event of Default, shall impair any such right or remedy or shall operate as a waiver thereof or as a waiver of any such Event of Default. In the event that IBM Credit at any time or from time to time dispenses with any one or more of the requirements specified in this Agreement or any of the Other Documents, such dispensation may be revoked by IBM Credit at any time and shall not be deemed to constitute a waiver of any such requirement subsequent thereto. IBM Credit's failure at any time or times to require strict compliance and performance by any Credit Party of any undertakings, agreements, covenants, warranties and representations of this Agreement or any Other Document shall not waive, affect or diminish any right of IBM Credit thereafter to demand strict compliance and performance thereof. Any waiver by IBM Credit of any Default by any Credit Party under this Agreement or any of the Other Documents shall not waive or affect any other Default by any Credit Party under this Agreement or any of the Other Documents, whether such Default is prior or subsequent to such other Default and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants, and representations of the Credit Parties contained in this Agreement or the Other Documents and no Default by any Credit Party shall be deemed waived by IBM Credit unless such waiver is in writing signed by an authorized representative of IBM Credit.

11.7. Severability. If any provision of this Agreement or the Other Documents or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the Other Documents and the application of such provision to other Persons or circumstances will not be affected thereby, the provisions of this Agreement and the Other Documents being severable in any such instance.

11.8. One Loan. All Advances heretofore, now or at any time or times hereafter made by IBM Credit to a Credit Party under this Agreement or the Other Documents shall constitute one loan secured by IBM Credit's security interests in the Collateral and by all other security interests, liens and encumbrances heretofore, now or from time to time hereafter granted by the Credit Parties to IBM Credit or any assignor of IBM Credit.

11.9. Additional Collateral. All monies, reserves and proceeds received or collected by IBM Credit with respect to Accounts and other property of the Credit Parties in possession of IBM Credit at any time or times hereafter are hereby pledged by any Credit Party to IBM Credit as security for the payment of the

Obligations and shall be applied promptly by IBM Credit on account of the Obligations; provided, however, IBM Credit may release to any Credit Party such portions of such monies, reserves and proceeds as IBM Credit may from time to time determine, in its sole discretion.

11.10. No Merger or Novations. (A) Notwithstanding anything contained in any document to the contrary, it is understood and agreed by the Credit Parties and IBM Credit that the claims of IBM Credit arising hereunder and existing as of the date hereof constitute continuing claims arising out of the Obligations of Customer under the Original Financing Agreement and any Other Document. Each Credit Party acknowledges and agrees that such Obligations outstanding as of the date hereof have not been satisfied or discharged and that this Agreement is not intended to effect a novation of the Obligations under the Original Financing Agreement or any Other Document.

    (B) Neither the obtaining of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the Obligations to IBM Credit secured by this Agreement and shall not operate as a merger of any covenant in this Agreement, and the acceptance of any payment or alternate security shall not constitute or create a novation and the obtaining of a judgment or judgments under a covenant herein contained shall not operate as a merger of that covenant or affect IBM Credit's rights under this Agreement.

11.11. Paragraph Titles. The Section titles used in this Agreement and the Other Documents are for convenience only and do not define or limit the contents of any Section.

11.12. Binding Effect; Assignment. This Agreement and the Other Documents shall be binding upon and inure to the benefit of IBM Credit and the Credit Parties and their respective successors and assigns; provided, that the Credit Parties shall have no right to assign this Agreement or any of the Other Documents without the prior written consent of IBM Credit.

11.13. Notices; E-Business Acknowledgment. (A) Except as otherwise expressly provided in this Agreement, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) upon receipt if deposited in the United States mails, first class mail, with proper postage prepaid, (ii) upon receipt of confirmation or answerback if sent by telecopy, or other similar facsimile transmission, (iii) one Business Day after deposit with a reputable overnight courier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

(i)  To IBM Credit for Requests for        (ii) If to any Credit Party at:
    Advances and Delivery of Collateral
    Management Reports:                        PEMSTAR INC>
      IBM Credit Corporation                  3535 Technology Drive NW
      5000 Executive Parkway, Ste 450         Rochester, MN 55901
      San Ramon, CA 94583                     Attention: Mr. Philip Jemielita,
      Attention:  Region Credit Manager       Director of Treasury
      Facsimile: (925) 277-5675               Facsimile: (507) 280-0838

(ii) To IBM Credit for delivery of all Other Documents:
      IBM Credit Corporation
      North Castle Drive
      Armonk, NY 10504
      Attention: Credit Manager
      Facsimile: (914) 765-6215
or to such other address or number as each party designates to the other in the manner prescribed herein. Each of the Credit Parties hereby appoints Customer as its agent to receive notices hereunder.

    (B) (i) Each party may electronically transmit to or receive from the other party certain documents set forth in Attachment I ("E-Documents") via the Internet or electronic data interchange ("EDI"). Any transmission of data which is not an E-Document shall have no force or effect between the parties. EDI transmissions may be sent directly or through any third party service provider ("Provider") with which either party may contract. Each party shall be liable for the acts or omissions of its Provider while handling E-Documents for such party, provided, that if both parties use the same Provider, the originating party shall be liable for the acts or omissions of such Provider as to such E-Document. Some information to be made available to the Credit Parties will be specific to the Credit Parties and will require the Credit Parties's registration with IBM Credit before access is provided. After IBM Credit has approved the registration submitted by the Credit Parties, IBM Credit shall provide an ID and password(s) to an individual designated by Customer ("Customer Recipient"). Each Credit Party accepts responsibility for the designated individual's distribution of the ID and password(s) within its organization and will take reasonable measures to ensure that passwords are not shared or disclosed to unauthorized individuals. Each Credit Party will conduct an annual review of all IDs and passwords to ensure they are accurate and properly authorized. IBM CREDIT MAY CHANGE OR DISCONTINUE USE OF AN ID OR PASSWORD AT ITS DISCRETION AT ANY TIME. E-Documents shall not be deemed to have been properly received, and no E-Document shall give rise to any obligation, until accessible to the receiving party at such party's receipt computer at the address specified herein. Upon proper receipt of an E-Document, the receiving party shall promptly transmit a functional acknowledgment in return. A functional acknowledgment shall constitute conclusive evidence that an E-Document has been properly received. If any transmitted E-Document is received in an unintelligible or garbled form, the receiving party shall promptly notify the originating party in a reasonable manner. In the absence of such a notice, the originating party's records of the contents of such E-Document shall control.

(ii) Each party shall use those security procedures which are reasonably sufficient to ensure that all transmissions of E-Documents are authorized and to protect its business records and data from improper access. Any E-Document received pursuant to this Section 11.13 shall have the same effect as if the contents of the E-Document had been sent in paper rather than electronic form. The conduct of the parties pursuant to this Section 11.13 shall, for all legal purposes, evidence a course of dealing and a course of performance accepted by the parties. The parties agree not to contest the validity or enforceability of E-Documents under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the party to be bound thereby. The parties agree, as to any E-Document accompanied by the Customer's ID, that IBM Credit can reasonably rely on the fact that such E-Document is properly authorized by the Credit Parties. E-Documents, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party shall contest the admissibility of copies of E-Documents under either the business records exception to the hearsay rule or the best evidence rule on the basis that the E-Documents were not originated or maintained in documentary form.

CUSTOMER RECIPIENT INFORMATION for Internet transmissions:

Name of the Credit Parties's Designated Central Contact Authorized to Receive IDs and Passwords:
Mr. Philip Jemielita
e-mail Address: PHIL.JEMIELITA@PEMSTAR.COM
Phone Number: (507) 292-8542

11.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

11.15. SUBMISSION AND CONSENT TO JURISDICTION AND CHOICE OF LAW. TO INDUCE IBM CREDIT TO ACCEPT THIS AGREEMENT AND THE OTHER DOCUMENTS, EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

    (A) SUBMITS ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY OTHER DOCUMENT, OR FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND ANY FEDERAL DISTRICT COURT IN NEW YORK, NEW YORK.

    (B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREINAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

    (C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO CUSTOMER AT ITS ADDRESS SET FORTH IN SECTION 11.14 OR AT SUCH OTHER ADDRESS OF WHICH IBM CREDIT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

    (D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

    (E) AGREES THAT THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS (WITHOUT GIVING EFFECT TO CONFLICT OF LAW PROVISIONS) OF THE STATE OF NEW YORK.

11.16. JURY TRIAL WAIVER. EACH OF IBM CREDIT AND THE CREDIT PARTIES HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) OF ANY TYPE IN WHICH IBM CREDIT AND ANY CREDIT PARTY ARE PARTIES AS TO ALL MATTERS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH.

11.17. PARTICIPATION ASSISTANCE. Each of the Credit Parties, if requested by IBM Credit, shall cooperate with IBM Credit, from time to time, in IBM Credit's syndication and participation efforts, if any, including, without limitation, by: (i) providing, or causing its advisors to provide, IBM Credit and other potential participants with all information with respect to the business of the Credit Parties and their subsidiaries and affiliates and the transactions to be financed in connection with the Agreement as IBM Credit may request, (ii) assisting, or causing its advisors to assist, IBM Credit in the preparation of an information memorandum to be used in connection with the syndication of participation of this Agreement, and (iii) otherwise assisting IBM Credit in its syndication and participation efforts, including by making its officers available to attend, and participate in, presentations regarding the business and prospects of the Credit Parties, as appropriate. In addition, each of the Credit Parties agrees that IBM Credit may disclose confidential information received by IBM Credit regarding the Credit Parties to any participant or potential participant in the Credit Line and the Obligations.

    IN WITNESS WHEREOF, each Credit Party has read this entire Agreement, and has caused its authorized representatives to execute this Agreement and has caused its corporate seal to be affixed hereto as of the date first written above.

IBM CREDIT CORPORATION                 PEMSTAR INC.

By:         /s/ SAL GRUSSO             By:         /s/ LINDA U. FEUSS
            ---------------------                  ---------------------

Print Name: Sal Grusso                 Print Name: Linda U. Feuss
            ---------------------                  ---------------------

Title:      Manager of Credit          Title:      VP, General Counsel
            ---------------------                  ---------------------
                                           & Corporate Secretary
                                                   ---------------------

                                 TURTLE MOUNTAIN CORPORATION

                                 By:         /s/ JOHN E. MILLER
                                                   ---------------------

                                 Print Name: John E. Miller
                                                   ---------------------

                                 Title:      President
                                                   ---------------------


                                 TURTLE MOUNTAIN CORPORATION

                                 By:         /s/ LINDA U. FEUSS
                                                   ---------------------

                                 Print Name: Linda U. Feuss
                                                   ---------------------

                                 Title:      VP, General Counsel
                                                   ---------------------
                                           & Corporate Secretary
                                                   ---------------------

                    ATTACHMENT A, ("ATTACHMENT A") TO
                         AMENDED AND RESTATED
                 REVOLVING CREDIT AGREEMENT ("AGREEMENT")
                          DATED June 29, 2001

Customer Name: PEMSTAR INC.

        TURTLE MOUNTAIN CORPORATION (together, the "Credit Parties")

Effective Date of this Attachment A:        June 29, 2001
                                     --------------------------------

I.   Fees, Rates and Repayment Terms:

    (A)  Credit Facility:
        Revolving A: Eighty Million Dollar ($80,000,000) Revolving Credit
        Facility

        Revolving B: Fifty Million Dollar ($50,000,000) Incremental Revolving Credit Facility, available only upon full utilization of Revolving A Facility and a minimum of thirty (30) days prior written notice from Customer to IBM Credit and subject to the other terms and conditions set forth in this Agreement.

    (B)  Borrowing Base:

        (i) 95% of the amount of each Credit Party's Eligible Accounts from International Business Machines Corp. ("IBM") or its subsidiaries as account debtor pursuant to agreements between such Credit Party and IBM in form and substance satisfactory to IBM Credit as of the date of determination as reflected in the Customer's most recent Collateral Management Report;

        (ii) 90% of the amount of each Credit Party's Eligible Accounts from Celestica Inc. ("Celestica"), Solectron Corp. ("Solectron"), Honeywell Inc. ("Honeywell"), Minnesota Mining & Manufacturing Company ("3M"), Motorola, Inc. ("Motorola"), Efficient Networks, Inc. ("ENI") and Applied Materials, Inc. ("Applied Materials") as account debtor, provided such account debtors remain investment grade, in IBM Credit's sole discretion, and pursuant to agreements between such Credit Party and such account debtor, in form and substance satisfactory to IBM Credit as of the date of determination as reflected in the Customer's most recent Collateral Management Report;

        (iii) 85% of the amount of each Credit Party's other Eligible Accounts, other than Concentration Accounts, as of the date of determination as reflected in the Customer's most recent Collateral Management Report provided, however, IBM Credit has a first priority security interest in such Eligible Account;

        (iv) a percentage, determined from time to time by IBM Credit in its sole discretion, of the amount of Customer's Concentration Accounts for a specific Concentration Account Debtor as of the date of determination as reflected in the Customer's most recent Collateral Management Report; unless otherwise notified by IBM Credit, in writing, the percentage for Concentration Accounts for a specific Concentration Account Debtor shall be the same as the percentage set forth in paragraph (iii) of the Borrowing Base;

        (v) 100% of the lower of (x) book value or (y) fair market value of each Credit Party's Eligible Finished Goods Inventory destined for IBM;

        (vi) 90% of the lower of (x) book value or (y) fair market value of each Credit Party's

        Eligible Parts Inventory destined for IBM;

        (vii) 80% of the lower of (x) book value or (y) fair market value of each Credit Party's Eligible Inventory destined for Celestica, Solectron, Honeywell, 3M, Motorola, ENI and Applied Materials;

        (viii) 54% of the lower of (x) book value or (y) fair market value of each Credit Party's other Eligible Inventory provided, however, IBM Credit has a first priority security interest in such Eligible Inventory.

        (ix)   Less $10,000,000.00 (Ten Million Dollars).

        The reduction to the Borrowing Base set forth in subparagraph (ix) will be eliminated after the Conditions Subsequent, as noted in
        Section IV (a), have been completed by the Credit Parties to the satisfaction of IBM Credit in its sole discretion.

        Eligible Finished Goods Inventory shall mean finished goods inventory in salable condition, owned by a Credit Party free and clear of any Liens (other than Liens pursuant to this Agreement), and designated and identified as product to be sold to IBM as evidenced by (i) non-cancellable purchase orders from IBM or (ii) a non-cancellable written agreement that IBM will purchase such inventory, in each case, in form and substance satisfactory to IBM Credit.

        Eligible Parts Inventory shall mean parts inventory and floor stock raw materials in good condition, owned by a Credit Party free and clear of any Liens (other than Liens pursuant to this Agreement), and designated and identified as parts to be used to manufacture product (the Eligible Finished Goods Inventory) to be sold to IBM as evidenced by (i) non-cancellable purchase orders from IBM to such Credit Party or (ii) a non-cancellable written agreement that IBM will purchase such inventory, in each case, in form and substance satisfactory to IBM Credit.

        Eligible Inventory shall mean raw materials, floor stock raw materials and finished goods inventory owned by a Credit Party free and clear of any Liens (other than Liens pursuant to this Agreement) designated and identified by the Customer in its periodic collateral report or borrowing request to IBM Credit as inventory applicable to product sold, or to be manufactured and sold, by a Credit Party to an end user pursuant to non-cancellable purchase orders or other written agreements binding such end user to purchase such product, in each case, in form and substance satisfactory to IBM Credit.

    (C)  Collateral Insurance Amount: Fifty Million Dollars ($50,000,000).

    (D)  Applicable Margin:
        The Applicable Margin for determining an A/R Advance shall be based upon the previous fiscal quarter's Cash Flow Leverage Ratio as of the relevant date of determination, as set forth below.

Cash Flow Leverage Ratio              LIBOR Margin   Prime Rate Margin
                                      -------------  ------------------
          * 1.5:1.0                           1.75%               0.00%
         ** 1.5:1.0 and * 2.5:1.0             2.25%              0.375%
         ** 2.5:1.0 and * 3.5:1.0             2.75%              0.875%
         ** 3.5:1.0 and * 4.50:1.0            3.00%              1.125%
         ** 4.50:1.0                          3.50%              1.625%

*  Denotes less than
** Denotes greater than

        The date of determination shall be the first day of the calendar month following the earlier of (i) receipt by IBM Credit of the financial statements required by Section 7.1 showing a change in the Cash Flow Leverage Ratio, and (ii) receipt and consent by IBM Credit of a notice from the Customer requesting a change in the Applicable Margin based on the Customer's Cash Flow Leverage Ratio. Each subsequent change in the Applicable Margin shall be effective on the first day of the calendar month following the earlier of (i) receipt by IBM Credit of the financial statements required by Section 7.1 showing a change in the Cash Flow Leverage Ratio from the prior fiscal quarter, and (ii) receipt and consent by IBM Credit of a notice requesting a change in the Applicable Margin.

        As of any date, the Cash Flow Leverage Ratio shall be the Cash Flow Leverage Ratio as calculated in the quarterly financial statements last received by IBM Credit pursuant to Section 7.1, provided that a change in the Applicable Margin shall not be effective until the first day of the calendar month following the receipt by IBM Credit of such financial statements, and provided further that for any period during which Customer fails to deliver the quarterly financial statements as required under Section 7.1, the Cash Flow Leverage Ratio shall be deemed to be greater than 4.50:1.0.

    (E)  Delinquency Fee Rate: Prime Rate plus 6.500%.

    (F)  Shortfall Transaction Fee: Shortfall Amount multiplied by 0.30%.

    (G)  Other Charges:

        (i) Commitment Fee: Two Hundred Fifty Thousand Dollars $250,000.00 fully earned, and refundable (net of Expenses) only if IBM Credit is not able due to a disruption of market conditions or is not willing due to a material adverse change in the financial condition of Borrower, to close the Credit Facility on the terms set forth in this Commitment Letter

        (ii) Closing Fee: Four Hundred Thirty-five Thousand Dollars ($435,000.00) due and payable on the closing date.

        (iii) Unused Line Fee: 0.375% per annum on the daily average unused portion of the Credit Line for each day from the closing date of the Agreement and shall be computed on the basis of a 360 day year and payable monthly in arrears and upon the maturity or termination of the Agreement. But with respect to the Revolving B Credit Facility no Unused Line Fee shall accrue unless and until such time as the Revolving B Credit Facility is made available.

        (iv) Prepayment Fee: A prepayment premium, payable to IBM Credit in the event that the Customer terminates the Credit Line prior to the third year anniversary of the closing date, in an amount equal to the amount of the Credit Line in effect as of the date of notice of termination or date of default, multiplied by one half of one percent (0.50%). But with respect to the Revolving B Credit Facility only, if such Revolving B Credit Facility is never made available by IBM Credit despite a request therefor by the Customer, then such prepayment premium shall not apply to the Revolving B Credit Facility amount of the Credit Line.

I.   Bank Account

Credit Parties' Lockbox(es) and Special Account(s) will be maintained at the following Bank(s):

        Name of Bank:               U.S. Bank
        Address:                    155 1st Avenue S.W.

                                Rochester, MN 55902

        Phone:                      Mr. Bruce Gudlin    (507) 285-7943
                                Ms. Gwen Persons    (507) 285-7937

        Lockbox Address:            PEMSTAR INC.
                                SDS-12-1905
                                P.O. Box 86
                                Minneapolis, MN 55486-1905

        Special Account #:          1-047-5581-5495
        Lockbox #                   SDS-12-1905

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        Name of Bank:               Citizens Bank of Massachusetts Inc.
        Address:                    11 Fearing Road
                                Hingham, MA 02043

        Lockbox Address:            PEMSTAR INC.
                                P.O. Box 845788
                                Boston, MA 02284-5788

        Special Account #:          1-047-5581-5495
        Lockbox #                   SDS-12-1905

--------------------------------------------------------------------------------

        Name of Bank:               U.S. Bank

        Phone:                      (651) 962-2499

        Lockbox Address:            Turtle Mountain Corporation
                                SDS-12-2077
                                P.O. Box 86
                                Minneapolis, MN 55486-2077

        Lockbox #                   SDS-12-2077

--------------------------------------------------------------------------------

        Name of Bank:               U.S. Bank
        Address:                    155 1st Avenue S.W.
                                Rochester, MN 55902

        Phone:                      Mr. Bruce Gudlin    (507) 285-7943
                                Ms. Gwen Persons    (507) 285-7937Address:

        Lockbox Address:            PEMSTAR INC. (San Jose location)
                                SDS81930
                                P.O. Box 51930

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                                Los Angeles, CA 90051-6210

        Lockbox #                   SDS81930

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III. Financial Covenants:

Definitions: The following terms shall have the following respective meanings in this Attachment A. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).

       "Capital Expenditure" shall mean any amount debited to the fixed asset account on the Customer's consolidated balance sheet in respect of: (a) the acquisition (including, without limitation, acquisition by entry into a capitalized lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or capitalized leaseholds; and (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures charged to repairs or maintenance in accordance with GAAP.

       "Consolidated Net Income" shall mean, for any period, the net income (or loss), after taxes, of Customer on a consolidated basis for such period determined in accordance with GAAP.

       "Current" shall mean within the ongoing twelve month period.

       "Current Assets" shall mean assets that are cash or expected to become cash within the ongoing twelve months.

       "Current Liabilities" shall mean payment obligations resulting from past or current transactions that require settlement within the ongoing twelve month period, as determined in accordance with GAAP.

       "EBITDA" shall mean, for any period (determined on a consolidated basis in accordance with GAAP), (a) the Consolidated Net Income of Customer for such period, plus (b) each of the following to the extent reflected as an expense in the determination of such Consolidated Net Income: (i) the Customer's provisions for taxes based on income for such period;
       (ii) Interest Expense for such period; and (iii) depreciation and amortization of tangible and intangible assets of Customer for such period.

       "Fixed Charges" shall mean, for any period, an amount equal to the sum, without duplication, of the amounts for such as determined for the Customer on a consolidated basis, of (i) scheduled repayments of principal of all Indebtedness (as reduced by repayments thereon previously made), (ii) Interest Expense, (iii) capital expenditures
       (iv) dividends, (v) leasehold improvement expenditures and (vi) all provisions for U.S. and non U.S. Federal, state and local taxes.

       "Fixed Charge Coverage Ratio" shall mean the ratio as of the last day of any fiscal period of (i) EBITDA as of the last day of such fiscal period to (ii) Fixed Charges.

       "Interest Expense" shall mean, for any period, the aggregate consolidated interest expense of Customer during such period in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including, without limitation, amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any capital lease obligations.

       "Long Term" shall mean beyond the ongoing twelve month period.

       "Long Term Assets" shall mean assets that take longer than a year to be converted to cash. They are divided into four categories: tangible assets, investments, intangibles and other.

       "Long Term Debt" shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination.

       "Net Profit after Tax" shall mean Revenue plus all other income, minus all costs, including applicable taxes.

       "Revenue" shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which said customers have paid or are obligated to pay, plus other income as allowed.

       "Subordinated Debt" shall mean Customer's indebtedness to third parties as evidenced by an executed Notes Payable Subordination Agreement in favor of IBM Credit.

       "Tangible Net Worth" shall mean:

            Total Net Worth minus;

               (a) goodwill, organizational expenses, pre-paid expenses, deferred charges, research and development expenses, software development costs, leasehold expenses, trademarks, trade names, copyrights, patents, patent applications, privileges, franchises, licenses and rights in any thereof, and other similar intangibles (but not including contract rights) and other current and non-current intangible assets as identified in Customer's financial statements;

               (b) all accounts receivable from employees, officers, directors, stockholders and affiliates; and

               (c) all callable/redeemable preferred stock.

       "Total Assets" shall mean the total of Current Assets and Long Term
       Assets.

       "Total Liabilities" shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions, that require settlement in the future.

       "Total Net Worth" (the amount of owner's or stockholder's ownership in an enterprise) is equal to Total Assets minus Total Liabilities.

       "Working Capital" shall mean Current Assets minus Current Liabilities.

Customer will be required to maintain the following financial ratios, percentages and amounts as of the last day of the fiscal period under review by IBM Credit:

       Covenant                          Covenant Requirement

(i)    Net Profit after Tax to Revenue    Equal to or Greater than 0.75 percent
                                          quarterly and Equal to or Greater
                                          than 1.25% annually

(ii)   Total Liabilities to Tangible      Greater than Zero and
       Net Worth                          Equal to or Less than 2.50:1.0

(iii)    Current Assets to Current        Greater than 1.50:1.0
         Liabilities

(iv)     Fixed Charge Coverage Ratio      Equal to or Greater than 1.30:1.00

(v)      Maximum Capital Expenditures     Less than or equal to $32,000,000 for
                                          the fiscal year ending March 2002
                                          Less than or equal to $25,000,000 for
                                          the fiscal year ending March 2003
                                          Less than or equal to $25,000,000 for
                                          the fiscal year ending March 2004

For U.S. Credit Parties operations only:

(i)      Net Profit after Tax to Revenue  Equal to or Greater than 0.1 percent


IV.  Additional Conditions Precedent Pursuant to Section 5.1 (K) of the
    Agreement:

    (0) Executed Contingent Blocked Account Amendment from Customer (for headquarters, San Jose and Massachusetts locations);

    (1) Fiscal year-end financial statements of Customer as of end of Customer's prior fiscal year audited by an independent certified public accountant;

    (2) A Certificate of Location of Collateral whereby the Credit Parties certify where they presently keep or sell inventory, equipment and other tangible Collateral; Subordination or Intercreditor Agreements from all creditors having a lien which is superior to IBM Credit in any assets that IBM Credit relies on to satisfy the Obligations to IBM Credit with the exception of a Subordination Agreement from the City of Rochester, Minnesota;

    (3) Listing of all creditors providing accounts receivable financing to the Credit Parties;

    (4) A Collateral Management Report in the form of Attachment E as of the Closing Date;

    (5) A Compliance Certificate as to Credit Parties's compliance with the financial covenants set forth in Attachment A as of the last fiscal month of Customer for which financial statements have been published;

    (6) An Opinion of Counsel substantially in the form and substance of Attachment G whereby the Credit Parties's counsel states his or her opinion about the execution, delivery and performance of the Agreement and other documents by the Credit Parties;

    (7) A Corporate Secretary's Certificate substantially in the form and substance of Attachment H certifying to, among other items, the resolutions of each Credit Party's Board of Directors authorizing such Credit Party's entering into this Agreement;

    (8) Termination or release of Uniform Commercial Code filing by another creditor as required by IBM Credit;

    (9) Intercreditor Agreement among IBM Credit, U.S. Bank individually and as Agent, in form and substance satisfactory to IBM Credit;

    (10) Customer shall have repaid to IBM Credit the remaining obligations due IBM Credit under the terms of the Amendment to the Revolving Credit Agreement, dated August 1, 2000.

V.   Additional Conditions Subsequent:

a) The following conditions subsequent must be fulfilled to the satisfaction of IBM Credit no later than 15 days after the Closing Date.

    (0) Executed Stock Pledge Agreement from Customer pledging one share less than two-thirds of the voting stock of Pemstar Luxembourg Sarl ("Pledge Agreement") with stock certificates and stock powers (or equivalents thereof) and such other documents as required by the Pledge Agreement. The Pledge Agreement and the documents executed and delivered in connection therewith shall be in form and substance satisfactory to IBM Credit in its sole discretion. All actions necessary or desirable (and all approvals (if any) necessary) to give IBM Credit a perfected first lien in the stock of Pemstar Luxembourg Sarl shall been taken to the satisfaction of IBM Credit in its sole discretion (including all necessary filings and registrations).

    (1) A favorable opinion of counsel of Customer and Pemstar Luxembourg Sarl covering the enforceability of the Pledge Agreement and perfection of lien of the shares (and such other matters of as IBM Credit may request) in form and substance satisfactory to IBM Credit and from counsel satisfactory to IBM Credit in each case, in its sole discretion.

    (2) A favorable opinion of counsel of Pemstar Luxembourg Sarl and each of the other Foreign Subsidiaries of Pemstar Inc. (whether direct or indirect). Such opinion shall include, without limitation, an opinion that a pledge of one share less than two-thirds of the voting stock of Pemstar Luxembourg Sarl would give IBM Credit control over each of the Foreign Subsidiaries of the Customer (whether direct or indirect subsidiaries) and in the case of an Event of Default, IBM Credit would have the ability to replace the Board of Directors of each of Pemstar Luxembourg Sarl, Pemstar Singapore Pte, Ltd, and each of the other Foreign Subsidiaries of Pemstar Inc. (whether direct or indirect). Such opinions shall be in form and substance satisfactory to IBM Credit and from counsel, satisfactory to IBM Credit in each case, in its sole discretion.

    (3) A favorable opinion of counsel of Pemstar Luxembourg Sarl, Pemstar HongGuan and each of the other Foreign Subsidiaries of Pemstar Inc. (whether direct or indirect) that (i) IBM Credit, upon an Event of Default would have the ability to cause each of the Foreign Subsidiaries to declare and pay dividends to its parent in an amount designated by IBM Credit or make payments to Pemstar Luxembourg Sarl, on account of loans or other affiliate transactions, (ii) IBM Credit would have the ability to sell or dissolve each of the Foreign Subsidiaries and cause the proceeds from such sale or dissolution to be distributed to Pemstar Luxembourg Sarl or IBM Credit, and (iii) there are no restrictions under law or pursuant to any document that would restrict IBM Credit, upon an Event of Default, from either (a) foreclosing on the stock of Pemstar Luxembourg Sarl and selling such Subsidiary and causing the proceeds from such sale to be distributed to the Customer or IBM Credit, or (b) causing Pemstar Luxembourg Sarl to declare and pay dividends to Pemstar, Inc. in such amounts as designated by IBM Credit, and (iv) such other matters as IBM Credit may request.

    (4) An amendment to this agreement in form and substance satisfactory to IBM Credit in its sole discretion, which amendment shall add certain financial covenants (in addition to the existing financial covenants) and the delivery of consolidating financial statements of the Customer and each of its Subsidiaries and Affiliates.

B) The following condition subsequent must be fulfilled to the satisfaction of IBM Credit no later than 30 days after the Closing Date.

    (0) Executed Waiver of Landlord Lien for all premises in which a landlord has the right of levy for rent.


b) The following conditions subsequent must be fulfilled to the satisfaction of IBM Credit no later than 60 days after the Closing Date.

    (0)  Executed Subordination Agreement from the City of Dunseith, North
        Dakota;

    (1) Executed Contingent Blocked Account Amendment by and among TMC, Inc. ("TMC"), Turtle Mountain and IBM Credit;

    (2) UCC-3 assignment of all assets under the Borrower's Security Agreement between TMC, Inc. and Turtle Mountain dated September 28, 1988, in form and substance satisfactory to IBM Credit.